                            SCHEDULE 14A INFORMATION


          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934



Filed by the registrant [x]

Filed by a party other than the registrant [ ]

Check the appropriate box:

    [x] Preliminary Proxy Statement
    [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    [ ] Definitive Proxy Statement
    [ ] Definitive Additional Materials
    [ ] Soliciting Materials Pursuant to 240.14a-11(c) or 240.14a-12

                         CONTINENTAL CHOICE CARE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                      N.A.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [ ]  No fee required
    [x]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

    (1)  Title of each class of securities to which transaction applies:

                                      N.A.
--------------------------------------------------------------------------------

    (2)  Aggregate number of securities to which transaction applies:

                                      N.A.
--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

                                      N.A.
--------------------------------------------------------------------------------

    (4)  Proposed maximum aggregate value of transaction:

                                   $8,170,000
--------------------------------------------------------------------------------

    (5) Total fee paid:

                                   $1,634.00
--------------------------------------------------------------------------------

    [X] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
                                      N.A.
--------------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

                                      N.A.
--------------------------------------------------------------------------------

    (3) Filing party:
                                      N.A.
--------------------------------------------------------------------------------

    (4) Date filed:
                                      N.A.
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

                         Continental Choice Care, Inc.
                                35 Airport Road
                         Morristown, New Jersey  07960


            ------------------------------------------------------
                   Notice Of Annual Meeting Of Stockholders

                            To Be Held June 1, 1999
            ------------------------------------------------------

    Continental Choice Care, Inc. (the "Company") will hold a special meeting (the "Meeting") of the stockholders to be held at the Westin Morristown Hotel, 2 Whippany Road, Morristown, New Jersey 07960 on June 1, 1999 at 4:00 p.m., Eastern Standard Time, for the purpose of considering and voting upon the following matters:

        (i) To approve an Agreement and Plan of Merger dated as of February 5, 1999, a copy of which is attached as Annex A to the accompanying Proxy Statement, providing for the merger of TelaLink Network, Ltd., a Delaware corporation with and into Quorum Communications, Inc., a Delaware corporation, which is a wholly owned subsidiary of the Company, and related matters, and to amend the Company's Certificate of Incorporation to change the Company's name from "Continental Choice Care, Inc." to "Quorum Holding Corp."

        (ii) To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock.

        (iii) To approve an increase in the number of shares of the Company's Common Stock reserved for issuance under the Company's 1997 Equity Incentive Plan.

        (iv) To elect one director to hold office for a term of three years or until his successor has been duly elected and qualified.

        (v) To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999.

        (vi) To transact such other business as may properly come before the Meeting and any adjournment of the Meeting.

    Holders of Common Stock of the Company at the close of business on April 13, 1999 are entitled to notice of and to vote at the Meeting and any adjournment of the Meeting.

    Your attention is directed to the accompanying Proxy Statement for further information regarding each proposal to be made.

    The Company's Annual Report for the Fiscal Year ended December 31, 1998 accompanies these proxy materials.

    Whether or not you expect to attend the Meeting, please complete, sign and date the enclosed proxy and return it promptly by mail in the enclosed self-addressed envelope, which does not require postage if mailed in the United States.

                                    By Order of the Board of Directors


                                    Steven L. Trenk
                                    President

April 29, 1999
Florham Park, New Jersey

                         Continental Choice Care, Inc.
                                35 Airport Road
                          Morristown, New Jersey 07960
                                  973-898-9666


            ------------------------------------------------------
              Proxy Statement For Annual Meeting of Stockholders
            ------------------------------------------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished by the Board of Directors (the "Board of Directors") of Continental Choice Care, Inc. (the "Company"), solely to the stockholders of the Company in connection with the solicitation of proxies for an Annual Meeting of the Company's Stockholders (the "Meeting") to be held at the Westin Morristown Hotel, 2 Whippany Road, Morristown, New Jersey 07960 on June 1, 1999 at 4:00 p.m., Eastern Standard Time, and at any adjournment of the Meeting. We expect to mail these proxy materials to stockholders on or about April 29, 1999. The principal executive offices of the Company are located at 35 Airport Road, Morristown, New Jersey 07960. The telephone number of the Company is (973) 898-9666.

     This Proxy Statement contains certain "forward-looking statements." These statements are generally accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect" or similar terms referenced in the Private Securities Litigation Reform Act of 1995. They are typically used where certain factors may cause actual results to be materially different from the future outcome expressed or implied by such statements. Although the Company believes that the assumptions underlying its forward-looking statements are reasonable, any of these assumptions could, of course, prove to be inaccurate. Therefore, the Company cannot assure you that it will realize the results contemplated in any of these statements. You should not regard such forward-looking information as a representation by the Company that future expectations will be achieved.
It is important to note that past performance is not necessarily predictive of future performance. You should also understand that the following important factors, in addition to those discussed elsewhere in this document and in any documents which we may incorporate by reference, could affect the future results of the Company, and could cause those results to differ materially from those expressed in our forward-looking statements: materially adverse changes in economic conditions in the markets served or proposed to be served by us; a significant delay in the expected closing of the Merger; future regulatory actions and conditions in existing and proposed operating areas; and competition from others in our existing or proposed service markets.

Voting Of Proxies

     Only stockholders of record at the close of business on the record date, April 13, 1999, will be entitled to vote at the Meeting and at adjournments of the Meeting.

     On April 13, 1999, there were outstanding and entitled to vote 3,267,500 shares of the Company's common stock ("Company Stock"). Each outstanding share of Company Stock entitles you to one vote on each matter. A majority of the shares of Company Stock entitled to vote at the Meeting will constitute a quorum for the transaction of business.

     If you properly sign your proxy and do not revoke it, your shares will be voted at the meeting in accordance with your instructions. If no instruction is specified, your shares will be voted by the persons that you designated (with respect to the matters as to which you are entitled to vote) in the following manner:

        (i) "FOR" approval of the Agreement and Plan of Merger dated as of February 5, 1999 (the "Merger Agreement"), the consummation of the transactions contemplated thereby and related matters, and the amendment of the Company's Certificate of Incorporation to change the Company's name from "Continental Choice Care, Inc." to "Quorum Holding Corp."

        (ii) "FOR" the amendment of the Company's Certificate of Incorporation to increase the authorized number of shares of the Company's common stock from 10,000,000 to 20,000,000 shares.

       (iii) "FOR" an increase in the number of shares of the Company's Common Stock reserved for issuance under the Company's 1997 Equity Incentive Plan from 1,250,000 to 2,500,000.

        (iv) "FOR" the election of a director of the Company, as described in this Proxy Statement.

        (v) "FOR" the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999.

        (vi) In connection with the transaction of such other business as may properly be brought before the Meeting, in accordance with the judgment of the person or persons voting the proxy.

     You may change your mind and revoke your proxy at any time before voting by giving written notice of revocation to the Secretary of the Company. This may be done by filling out, signing and delivering to the Secretary a proxy bearing a later date or by showing up at the meeting and voting in person.

Required Vote

     The affirmative vote of the holders of at least a majority of the outstanding shares of Company Stock present, in person or by proxy, and entitled to vote at the Meeting is required for approval of each of the proposals and any other matter which may be put to a stockholder vote at the Meeting. As to any particular proposal, if you abstain (or leave the proxy card blank) it will have
the same effect as a vote against that proposal.   A "broker non-vote" (a card
returned by a broker because voting instructions were not received by the broker and the broker does not have discretionary authority to vote on that matter) will not be counted as a vote either for or against the proposal. Management of the Company holds approximately 48.5% of the outstanding shares of Company Stock, net of shares underlying outstanding stock options. Each member of management holding currently exercisable stock options has advised the Company that he does not intend to exercise any stock options and vote the shares underlying any of such options. Votes cast, either in person or by proxy, will be counted by First City Transfer Company, the Company's transfer agent.


Shareholder Proposals For Next Annual Meeting


     Any shareholder proposals intended to be presented at the Company's next annual meeting of shareholders must be received by the Company at its offices by January 17, 2000 for consideration for inclusion in the proxy material for the next annual meeting of shareholders. Except for matters that a shareholder of the Company raises pursuant to the procedures contained in Securities and Exchange Commission ("SEC") Rule 14a-8, no business may be brought before an annual meeting except:


          (i) as specified in the notice of meeting or as otherwise brought before the meeting by or at the direction of the Board of Directors; or

          (ii) business brought before an annual meeting by a shareholder entitled to vote who has delivered notice to the Company not less than 45 days prior to the first anniversary of the record date for the preceding year's annual meeting. For the annual meeting of the stockholders of the Company in the year 2000, the Company must receive this notice on or after January 14, 2000 and on or before February 28, 2000.


Proxy Solicitation

     The accompanying proxy is solicited by the Company. All costs of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by regular employees of the Company, either personally or by telephone or telegraph. The Company does not expect to pay any compensation for the solicitation of proxies, but it may reimburse brokers and other persons holding shares in their names or in the names of nominees for expenses in sending proxy material to beneficial owners and obtaining proxies of such owners.

Summary of this Proxy Statement

     The following information is intended to be a short introductory summary of information contained elsewhere in this proxy statement. The proxy statement itself contains summaries of various information, including summaries of laws, transactions, businesses, industries and agreements. You are urged to read all of the proxy materials and other information provided by the Company. You are also urged to read the laws, agreements and filings to which the Company refers you. Due to its substantially condensed format, the following short introductory summary omits details, references and warnings which are vital to a complete understanding of the proposals which you are being asked to approve.

Proposal 1.


 . What companies will merge?  The Company formed a wholly-owned subsidiary named
  Quorum Communication, Inc. ("Quorum"). TelaLink Network, Ltd. ("TelaLink") will merge (the "Merger") with Quorum and Quorum will be the surviving entity.


 . What is TelaLink's business? TelaLink was formed primarily for the purpose of acquiring, operating and expanding the services provided by rural local exchange carriers ("RLECs"). RLECs provide local telecommunications services in rural areas throughout the United States. From its inception in 1996, TelaLink has actively engaged in seeking potential mergers and acquisitions in the telecommunications industry, although TelaLink had substantially no revenues prior to December 1998. In December 1998, TelaLink acquired the assets of War Telephone Company, a RLEC located in War, West Virginia. As a result, TelaLink currently provides telephone service to approximately 1,550 customers.


 . Why is the Company proposing a merger with TelaLink? How will this affect my shareholdings? As a result of the merger of TelaLink with Quorum, the Company will enter the telecommunications business. You will become a stockholder of an enterprise that operates a telecommunications business and that will seek additional acquisitions and opportunities for growth in the telecommunications business. Management believes that this business will experience significant expansion.

 . What will happen to TelaLink's capital stock? TelaLink currently has 3,303,000 shares of common stock outstanding held by 20 shareholders and 500,000 shares of preferred stock outstanding, held by 5 shareholders. As of the effective time of the Merger, shares of the capital stock of TelaLink shall automatically convert into the right to receive a portion of the Company Stock to be issued as consideration for the Merger.

 . What other agreements were made in connection with the Merger? In anticipation of the Merger, the Company has agreed to loan up to $1,250,000 to TelaLink and its affiliates. Of that amount, the Company intends to loan $850,000 to a company, TelaLink Acquisition Corp. ("LoanCo"), which holds 250,000 shares of TelaLink Series A Preferred Stock. $600,000 of that amount will be loaned to TelaLink by LoanCo and LoanCo will use the remaining $250,000 to repay the principal shareholders of Benchmark Equity Group, Inc. ("Benchmark") for loans they made to LoanCo. LoanCo used the loan proceeds to acquire TelaLink Series A Preferred Stock. TelaLink currently owes expenses aggregating $200,000 to Benchmark and its affiliates in connection with services rendered and Benchmark is expected to assert additional fees of $319,000 in the event the Merger is consummated. Simultaneously with the Merger, the Company will acquire all of the outstanding capital stock of LoanCo in consideration for 150,000 shares of Company Stock.

  In addition, the Company has loaned $400,000 directly to TelaLink pending completion of the Merger.

  Under the terms of the Merger Agreement, the Company is obligated to issue employee options to acquire 500,000 shares of Company Stock to Mr. Harry S. Bennett, the Chairman and Chief Executive Officer of TelaLink (the "Bennett Options") at an exercise price of $1.875 per share of Company Stock and to make Mr. Bennett an Executive Vice President of the Company.

 . What consideration will the Company give for the Merger? At or shortly following the closing of the Merger, the Company will issue 1,540,000 shares of Company Stock directly to the holders of the capital stock of TelaLink. An additional 100,000 shares of the Company Stock will be issued at the time of the Merger, but will promptly be returned to the Company's treasury.

  The Company will also issue 1,540,000 shares into an escrow at the closing.
  If the Company meets certain financial goals described in the Merger Agreement before January 1, 2001 (subject to extension to June 30, 2001 under certain circumstances), holders of TelaLink capital stock will receive 900,000 shares of Company Stock, of which 640,000 will be escrowed shares and 260,000 shares will be newly issued Company Stock. If the Company meets certain alternative financial goals within the same time period, the remaining 900,000 shares of Company Stock will be released from the escrow.

  The release of the second group of shares of Company Stock from the escrow is not contingent on the release of the first group of shares and vice versa. As a result, the net aggregate number of shares of Company Stock which the Company will issue in connection with the Merger (net of 100,000 shares of Company Stock to be returned to the Company's treasury) will be either 1,540,000, 2,440,000 or 3,340,000.

  In connection with the LoanCo Acquisition, the Company will issue 150,000 shares of its Company Stock to the holders of the capital stock of LoanCo in exchange for all outstanding LoanCo capital stock. The 150,000 shares are in addition to the shares to be issued in the Merger. As a result of the Merger and the LoanCo transaction, if all currently exercisable "in the money" options held by Company management are deemed to be exercised immediately following the Merger, the former shareholders of TelaLink and LoanCo will hold approximately 27%, 37% or 44% of the Company Stock, respectively.

 . When is the Merger expected to be completed? The parties to the Merger are working as quickly as possible towards a completion date of June 4, 1999 or promptly following receipt of stockholder approvals and any required regulatory approvals, if later.

 . What are the tax consequences to stockholders? Management of the Company believes the exchange of shares in the Merger will not result in a taxable event for the Company's stockholders. The Company expects to account for the transactions as purchases of the shares of capital stock of TelaLink and LoanCo.

 . Why is the Company asking me to approve a name change for the Company. The change of name is a condition to the Merger originally requested by TelaLink. However, Management of the Company believes the Company's existing name is more appropriate for a health care business than it is for a Company involved in several businesses. Management further believes that the name "Quorum Holding Corp." is more appropriate for a company involved in several businesses which are not related to health care if TelaLink is included among those businesses. If the Merger is not consummated, management does not believe the proposed name is appropriate for the Company.

 . Do I Have The Right To Dissent From The Merger?  Stockholders of the Company
  have the right to dissent from the Merger pursuant to New Jersey law. If you intend to exercise dissenters' rights, you must file a written notice of
                                             ----
  dissent with the Company, stating that you intend to demand payment for your shares if the Merger is approved. Neither an abstention nor a vote against the Merger will constitute such a notice. You will lose your right to dissent if you vote FOR the Merger or consent in writing to the Merger or if you fail to properly make demand for payment. You and the Company each have specific rights and obligations. There are specific action and time requirements with
         ---
  which you must comply in order to dissent.  We urge you to carefully read the
            ----
  summary contained in this proxy statement under the heading "Dissenter's Rights" and to consult an attorney regarding the laws to which that summary refers.

Proposal 2

 . Why does the Company want to increase the number of authorized shares of Common Stock? The Company's certificate of incorporation currently authorizes the Company to issue 10,000,000 shares of common stock and 5,000,000 shares of preferred stock. The Company does not have any preferred stock issued or outstanding. However, 3,267,500 shares of Company Stock were issued and outstanding as of April 13, 1999, and 3,480,000 shares of Company Stock were reserved for issuance pursuant to outstanding warrants, options and other securities. If the Merger is approved by the stockholders and is closed, the number of shares of Company Stock which the Company will be required to issue and reserve for issuance under the terms of the Merger Agreement and related agreements will be greater than the number of shares of Company Stock that the Company currently has available for issuance. Whether or not the Merger is closed, management believes that the Company should have additional authorized shares available for use in any future acquisitions or mergers and for other corporate purposes. The approval of the Company's stockholders is required to amend the Company's certificate of incorporation to increase the number of authorized shares of capital stock.

Proposal 3

 . Why am I voting to approve additional shares for a plan we recently approved?
  Under the terms of the Merger Agreement, the Company is required to make 1,000,000 shares available under the terms of the Company's 1997 Equity Incentive Plan (the "1997 Plan") to cover the issuance of options to new management of the Company and its subsidiaries. This is a condition to TelaLink's obligation to close the Merger. Management of TelaLink advised the Company that they believe it is necessary to have shares available under the plan in order to attract and retain the most qualified management personnel, including personnel for the telecommunications business. Management of the Company also believes that additional shares should be available for options to attract and retain qualified personnel. Of the 1,250,000 shares currently available under the 1997 Plan, the Company has reserved 1,190,000 for issuance on the exercise of currently outstanding options.

 . Will the Board of Directors change? Under the terms of the Merger Agreement, the Company has agreed to expand the Board of Directors from five to seven members and to allow the TelaLink stockholders to nominate three of those directors. One of the three directors nominated by TelaLink must qualify as "independent" under applicable rules and regulations. At such time as TelaLink's designee for "independent" director is elected, management believes that Stanley B. Amsterdam will resign from his term as a director of the Company and expects that the newly nominated independent director will serve the remainder of Mr. Amsterdam's term, expiring in 2001. Other individuals nominated by the TelaLink shareholders will initially be elected by the Company's Board of Directors. TelaLink management has advised the Company that it intends to nominate three directors, Frank DeLape, Harry Bennett and Robert
  J. Ranalli, TelaLink's designee for "independent" director.

 . Certain terms used throughout this Proxy Statement. The following is a summary list of certain defined terms used throughout this Proxy Statement.

  "Colonial" - Colonial Telephone Company. The parent of War Telephone Company. War Telephone Company was an RLEC which sold substantially all of its assets to a subsidiary of TelaLink.

  "FCC" - Federal Communications Commission.

  "LoanCo" - TelaLink Acquisition Corp. A corporation which owns 250,000 shares of the preferred stock of TelaLink and which is owned by principals of Benchmark Equity Corp., an investment group which provides consulting and other services to TelaLink.

  "PUC" - Public Utility Commission. State regulatory authorities which administer state telecommunications regulations.

  "Quorum" - Quorum Communications, Inc., a wholly owned subsidiary of the Company which the Company intends to merge with TelaLink. Quorum was originally named "TNL Acquisition, Inc.", the name which appears in the Merger Agreement.

  "RLEC" - Rural Local Exchange Carrier.  A rural telephone company.

  "RTFC" - Rural Telephone Finance Cooperative. A cooperative which provides financing and business management services to RLECs.

  "RBOC" - Regional Bell Operating Company.

  "TelaLink" - TelaLink Network, Ltd. A telephone company which the Company intends to merge into Quorum, a subsidiary of the Company.

  "Telecommunications Act" - The federal Telecommunications Act of 1996.

  "1997 Plan" - The Company's 1997 Equity Incentive Plan.


     PROPOSAL 1.   APPROVAL OF THE MERGER AND CHANGE OF CORPORATE NAME


     The following information is a summary of information relating to the Merger described in the Merger Agreement. This summary is not intended to be a complete description of the Merger. It is subject to and qualified by the more detailed information contained in the Merger Agreement and related documents. A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A and copies of other relevant documents have been incorporated into this Proxy Statement from the Company's report on Form 8-K filed with the United States Securities and Exchange Commission on February 19, 1999 which is available from the Company upon request. We urge you to read each of these documents.


Information Concerning the Business of TelaLink


     TelaLink is a Delaware corporation formed April 2, 1996. Its principal place of business and its executive offices are located at 30 Butternut Lane, Basking Ridge, New Jersey 07920. Its telephone number is (908) 221-0360. TelaLink is a provider of telecommunications services. It seeks to grow through the acquisition of rural local exchange carriers ("RLECs"). RLECs are companies that provide basic local telecommunications services to customers in rural communities and other protected territories throughout the United States and which meet certain other regulatory requirements. TelaLink recently acquired and operates a RLEC with over 1500 customers that has provided rural telephone service to residents of the community of War, West

Virginia, for over thirty years.

     For the year ended December 31, 1998, TelaLink had revenue and net loss of approximately $97,000 and $499,000, respectively. On a pro forma basis, after giving effect to the acquisition of the assets of the West Virginia RLEC, TelaLink would have had revenue and net loss of approximately $1,159,000 and $839,000, respectively, for the year ended December 31, 1998.


Industry Overview


     The local telephone industry is comprised of a group of five Regional Bell Operating Companies ("RBOCs"), comprised of Ameritech, Bell Atlantic, BellSouth Corporation, Southwestern Bell, and U.S. West, and a large number of other smaller independent telephone companies. According to the United States Telecommunications Association over 1,300 telephone companies in the United States each have fewer than 25,000 customers. Many of these small telephone companies operate in thinly populated, rural areas. In many cases, there has historically been limited competition within the rural areas due to the high cost of constructing and operating a competing network for use by the limited customer base in such areas. Many of these RLECs are owned by families or small groups of individuals and were founded shortly after World War I. The federal Telecommunications Act of 1996 ("Telecommunications Act") has led many of these companies to modernize and provide varied expanded services. As a result of the mandates of the Telecommunications Act, management of TelaLink believes there will be increasing opportunities to acquire RLECs. In addition, RBOCs and other larger companies may seek to dispose of rural customers in certain markets in order to focus on urban and international markets. However, newer competing technologies, increased housing density in formerly rural areas and regulatory changes are likely to increase competition for RLECs and for customers historically served by RLECs.

     The independent RLEC market has limited competition as compared to the non-rural telecommunications market and has a favorable regulatory environment, currently including regulatory assurance of a reasonable rate of return on investment. See "Regulatory Matters". The largest use of telecommunication services in rural areas is for telephone voice transmission, but TelaLink management believes there is a rapidly growing demand for such services as Internet access, Caller ID, Call Forwarding, Voice Mail, Telemedicine and Distance Learning Applications.

Recent Acquisition

     A subsidiary of TelaLink acquired substantially all of the assets of War for $4,500,000 in December 1998. The funds to pay the $4,500,000 purchase price were comprised of $1,500,000 in cash and the proceeds of a $3,000,000 loan from the Rural Telephone Finance Cooperative ("RTFC"). The RFTC is a privately funded, not-for-profit cooperative whose mission is to provide its member telecommunications companies with an assured source of low-cost capital, state-of-the-art financial products and business management services. The RTFC loan is secured by a first priority lien on TelaLink's RLEC assets.

     TelaLink's RLEC is located in McDowell County, West Virginia and has approximately 1,550 customers. The RLEC currently employs three full time employees and operates from a company-owned facility in War, West Virginia. Its operating area comprises approximately 5 square miles and contains approximately 300 customers per square mile. The RLEC's customers are approximately 98% residential and 2% business. In the year ended December 31, 1997, revenues derived by Colonial's subsidiary were approximately $1.1 million.


Business and Acquisition Strategies


     Introduction. Management of TelaLink believes that the rural telecommunications market is particularly attractive due to limited competition for customers in individual rural markets and a favorable regulatory environment. Management of TelaLink intends to have the company acquire additional RLECs and rural telephone operations currently operated by larger telephone companies in the mid-west and western regions of the United States.

     Continued Growth Through Acquisitions. TelaLink expects to grow primarily by acquiring independent RLECs and by purchasing rural telephone operations from large telephone companies such as the RBOCs, GTE Corporation and others. TelaLink will focus its acquisition efforts on rural telephone companies that:
(i) retain qualified technical, management, administrative and customer oriented professionals who would be assets to TelaLink's local and company wide operations; (ii) have operational, management, administrative and customer oriented functions that benefit TelaLink as a whole or which can be reduced, eliminated or combined with other facilities operated by TelaLink; (iii) exhibit positive economic and demographic characteristics which increase the opportunity for the acquired company to grow; (iv) have a positive regulatory and operating environment; (v) have deployed advanced technology; and (vi) have strong mid-level management capabilities.

     TelaLink is also considering the acquisition of cellular, cable television, long distance resale, paging and wireless operations, primarily as part of existing operations of RLECs which TelaLink would otherwise acquire. Management believes that, by consolidating rural telephone operations, TelaLink can achieve operating efficiencies by the reduction of overhead costs. They further believe that TelaLink can increase the revenues historically achieved by the operations by offering enhanced services such as voicemail, conference calling, Internet access, call forwarding, cellular services and other premium services that are not currently generally provided to customers in rural areas in which TelaLink operates and intends to operate.

     There is substantial competition for the purchase of RLECs. Further any such acquisitions will require and depend upon TelaLink's continuing ability to obtain acquisition financing and to find willing sellers. There can be no assurance that TelaLink will obtain any such acquisition financing or execute agreements with acquisition candidates. Such acquisitions will also depend on the ability of TelaLink to obtain appropriate Federal Communications Commission ("FCC") and state regulatory licenses to engage in these services.

     Improve Operating Efficiency Of Acquired RLECs. By consolidating RLECs and other rural telephone operations under a single corporate organization, TelaLink management believes that TelaLink can achieve significant operating efficiencies that the independent telephone operators could not attain individually. To accomplish this, TelaLink management intends to consolidate the regulatory, accounting and billing functions of the acquired companies in order to reduce overhead costs. TelaLink management believes its operating, regulatory, marketing, technical and management expertise and its potential financial resources from sources such as the RTFC will improve the operations and profitability of the acquired RLECs.

     Increase Revenue Through Enhanced Service Offerings. TelaLink management believes that local community presence and brand recognition will allow it to grow revenues by offering additional telecommunications services to its anticipated customer base. Unlike the RBOCs, TelaLink's RLEC operations are not presently subject to regulatory restrictions that would prohibit it from marketing other services such as long distance services in its existing franchise territory or elsewhere. TelaLink intends to pursue incremental revenue growth through: (i) enhanced calling services, including voice mail and conference calling; (ii) long distance resale services, including related products such as "800" service and long distance calling cards; (iii) multimedia services such as Internet access, cable television and other entertainment services; and (iv) various wireless services, including cellular, PCS and paging.

     Expand Existing Market Presence By Competing in Adjacent Markets. TelaLink management believes TelaLink has an opportunity to penetrate underserved markets adjacent to its proposed franchise areas. TelaLink management believes that by pursuing this opportunity it can generate additional revenue by utilizing its existing RLEC network infrastructure. TelaLink plans to offer an array of telecommunications services, such as local, long distance, data and wireless, to customers in rural and small urban markets (populations between 25,000 and 75,000) within approximately 200 miles of any company-owned RLEC. Applicable regulations assure RLECs an opportunity to recover reasonable costs incurred in the provision of regulated telecommunication services and to earn a reasonable rate of return on the investment required to provide those services inside of the RLEC's area. However, the regulations do not mandate such cost recovery and rate of return for activities in areas not included in the RLEC's area, such as adjoining areas in which TelaLink proposes to compete, or for non-regulated services, such as wireless services. In addition, a portion of the cost of operating the RLEC (such as personnel costs) may be allocated to the competitive business conducted by the RLEC in adjoining areas. As a result, TelaLink may be entitled to exclude certain revenues from, and be required to exclude certain costs from the regulatory calculations pursuant to which the RLEC's assured rate of return and cost recovery are calculated. There can be no assurance that TelaLink will be successful in implementing its strategy, including obtaining appropriate FCC or state regulatory certifications or licenses to engage in these services.

     RTFC Financing. As a key component of its strategy, TelaLink expects to finance a significant amount of its acquisitions through the RTFC, a privately funded, not-for-profit cooperative whose mission is to provide its member telecommunications companies with an assured source of low-cost capital, state-of-the-art financial products, and business management services. TelaLink plans to finance a material portion of the cost of future acquisitions through the issuance of additional debt securities to the RTFC as well as through the issuance of equity securities. Upon acquiring its RLEC assets, TelaLink became a member of the RTFC. TelaLink obtained acquisition and working capital financing from the RTFC for the acquisition of its RLEC assets and may obtain additional financing in respect of other RLECs it may acquire. Although the RTFC is permitted by law to lend up to 80% of the purchase price of an RLEC, there can be no assurance that the RTFC will provide any future financing for TelaLink or will provide future financing at such a funding ratio. Further, TelaLink would be required to provide that portion of the RLEC purchase price not provided by the RTFC in the form of equity. No assurance can be given that TelaLink will be able to obtain the necessary equity funding or that it will be able to obtain such funding on terms acceptable to the Company.

Revenue Generation

     RLECs typically receive the majority of their revenue from "access charges" (the rates long-distance carriers pay to a local exchange carrier for use of it's network to originate and terminate toll calls), as compared to the RBOCs, which receive a majority of their revenues from basic local service charges. RLECs also receive revenues from services the RLECs provide under collection agreements with long distance carriers. Under each collection agreement, the RLEC bills its customers for long distance calls made by the customers through the long distance carrier, in addition to billing the customers for local calls handled wholly by the RLEC. The long distance carrier pays an agreed service fee to the RLEC for the billing and collection services provided to the carrier by the RLEC. In addition, RLECs receive federal Universal Service Support Fund revenue. The Universal Service Support Fund was created to assist small telephone companies serving rural and sparsely populated communities by granting funds to carriers that are designated as "Eligible Telecommunications Carriers". "Eligible Telecommunications Carriers" are designated by state regulatory agencies, which usually are called public service commissions or public utility commissions ("PUCs"). TelaLink's current and targeted RLEC acquisitions are designated as Eligible Telecommunications Carriers and, accordingly, TelaLink will be eligible to benefit from the Universal Service Support Fund. Large local exchange carriers which do not qualify as RLECs, in contrast, are not eligible to receive the funds because of their overall size and the regulatory assumption that they can afford to subsidize rural areas with profits from their larger urban/suburban franchises. Also, the PUCs generally impose greater demands on larger local exchange carriers to spend capital to modernize plant facilities than they do with respect to RLECs and/or holding companies that own only RLECs in their portfolios.

     TelaLink plans to generate revenue through: (i) the provision of basic local telephone service to customers within its planned service areas; (ii) the provision of network access whereby TeleLink will connect its local customers' calls with other carriers for origination and termination of interstate and intrastate long-distance phone calls; (iii) Universal Service Support Fund payments; and (iv) the provision of ancillary services to long distance carriers such as billing and collection services and (v) ancillary competitive services such as long-distance resale, enhanced services, wireless services, cable television services, Internet services and customer premises equipment sales.

Competition

     TelaLink faces competition for acquisition targets from a variety of other consolidators of RLEC businesses. The largest of these competitors include, without limitation, the RBOCs, MJD Communications, Inc., TDS Telecom, a subsidiary of Telephone and Data Systems, Inc., Century Telephone Corp., Citizens Telephone Corp., Pioneer Telephone Corp., Inc. and Frontier Communications, Inc. TelaLink also faces competition from both traditional service providers and from a wide variety of cellular service, Internet service, cable based service and other providers in the local markets in which TelaLink operates and expects to operate. In the current regulatory environment, which stresses universal communications service, RLECs have had relatively little competition in their local service areas. This results, in part, from regulatory cost structures which are intended to keep rural customer telephone charges at reasonable levels while allowing RLECs to recover costs and earn a fair return on investment. Because the regulatory pricing and cost recovery advantages available to RLECs are generally unavailable to competitors of RLECs, there has been a substantial economic barrier to entry for potential competitors. However, based on the Telecommunications Act of 1996 (the "Telecommunications Act") and other recent actions of federal and state regulatory authorities, TelaLink's management believes that the competition in the rural markets is likely to increase over the next several years.

Properties

         TelaLink's RLEC subsidiary operates from a 1058 square foot free standing facility located on approximately one-half acre property in War, West Virginia. WAR wholly owns the facility and its surrounding property, subject to certain security interests including the security interest of the RTFC.

TelaLink Management

     Senior management of TelaLink is comprised of Harry S. Bennett, the Chief Executive Officer and Chairman, and Jane Medlin, its Chief Operating Officer.

     Harry S. Bennett joined TelaLink as its Chairman and Chief Executive Officer. He has over 25 years of experience with AT&T and most recently was its Executive Vice President of the Local Service Division. He holds a Bachelor of Science degree from the United States Military Academy and a Master of Science degree from the Massachusetts Institute of Technology (MIT).

     Jane Medlin joined TelaLink in December 1998 as its Chief Operating Officer. She has over 30 years of local and long distance telephony experience concentrating in the operating and product segments of the business. During her local career at Bell Atlantic, she held a wide range of positions that spanned from Operator Services, Local Office Administration, Business Premises Engineering, Installation and Maintenance, and Marketing. Her most recent position was as Chief Technical Officer for several business units. Ms. Medlin holds a Bachelor of Arts degree from the University of Richmond, a Master of Arts degree from Virginia Commonwealth University, and a Master of Business Administration from Fairleigh Dickinson University.

Litigation

     There is presently no litigation pending against TelaLink or its subsidiary. A former officer of a company owned in part by Edward Bridges, a former director of TelaLink, has informally raised claims against that company, Mr. Bridges and companies affiliated with or formerly affiliated with Mr. Bridges, including TelaLink, regarding alleged money and stock compensation claimed to be owed. TelaLink expects to vigorously defend against any such claim. In addition, the shareholders of TelaLink have agreed to indemnify the Company from any liability it may incur as a result of any such claim.

Regulatory Matters

         The telecommunications industry is heavily regulated on the federal level by the FCC, on the state level by the various PUCs, and by numerous local authorities. Although such regulations have historically supported the revenue base of WarTel, they have also caused TelaLink and WarTel to incur additional costs. Although future changes in the regulatory landscape are probable and are likely to result in additional competition, the precise effect of any current or future change in regulation cannot be predicted with any certainty. A brief description of some of the sources of such regulatory authority follows.

     Federal Regulation. TelaLink is subject to the Communications Act of 1934, as amended (the "Communications Act") pursuant to which the FCC (i) regulates rates charged by carriers for interstate access services (i.e., the originating and terminating of connections to the local telephone network for long distance calls); (ii) requires carriers providing interstate access services to file tariffs with the FCC reflecting the rates, terms and conditions of those services, which are reviewed by the FCC; (iii) requires that carriers separate their costs between regulated and non-regulated services; and (iv) governs the way in which costs incurred in the combined provision of both interstate and intrastate services are identified for purposes of federal or state regulation.

     State Regulation. Many PUCs regulate the purchase and sale of RLECs and other local exchange carriers, prescribe certain accounting procedures, review tariffs and regulate various other matters, including service standards and operating procedures. Local service rates used by RLECs to recover revenues from its intrastate services generally are regulated by PUCs through "rate of return" regulation that focuses on authorized levels of earnings by RLECs.

     Local Regulation. RLECs also are subject to local regulations, such as building code and zoning requirements, which vary greatly from jurisdiction to jurisdiction.

     Telecommunications Act. The Telecommunications Act of 1996 (the "Telecommunications Act"), which was intended to promote competition in all areas of telecommunications and to reduce regulation, brought broad regulatory changes to virtually every aspect of the telecommunications industry, at both the state and federal level. As a result of the Telecommunications Act, local exchange carriers, including RLECs, have become subject to competition for the first time in traditional local telephone and intrastate toll services. The Telecommunications Act also seeks to provide (1) the availability of quality services at reasonable rates; (2) increased access to affordable services for all consumers, including those in low income, rural, insular and high cost areas, and to schools, libraries and health care providers; and (3) that all providers of telecommunications services contribute to the Universal Service Support Fund.

     The Telecommunications Act also mandates the promulgation of new regulations for interconnection between competing carriers, by providing that local exchange carriers are entitled to recover their costs and may receive a reasonable profit for providing interconnection to competitors.

     Under the Telecommunications Act, TelaLink's RLEC, as a rural carrier, is eligible to request exemption, suspension or modification of certain interconnection requirements from its state PUC, however, it is unknown whether the PUC will grant such relief. In addition, as a rural telephone carrier, TelaLink's RLEC automatically is exempt from those interconnection requirements applying only to incumbent local exchange carriers, however, such exemption may be challenged upon application by a potential competitor in TelaLink's operational territory.

     The Telecommunications Act also eases entry into the telecommunications industry for competitors by, among other things, removing most state and local barriers to competition. TelaLink believes that competition in many areas it serves will likely increase as a result of the Telecommunications Act, although the form and degree of competition cannot be ascertained until such time as the FCC (and, in certain instances, state regulatory bodies) adopts final regulations. The risk to the Company from competitive entrants into its local telephone markets could be offset by the Company's potential opportunities in new services offerings, such as interstate service, Internet access, PCS or other wireless service, cable TV or international services.

Regulatory Matters Relating to Cost Recovery and Regulated Revenues

     As regulated common carriers, RLECs are entitled by law to an opportunity to recover the reasonable costs they incur in the provision of regulated telecommunications services and to earn a reasonable rate of return on the investment required to provide the regulated services. The costs of providing regulated services are recovered through rates established by the appropriate regulatory authority (i.e., the FCC for interstate services and generally the state PUC for intrastate services). For RLECs, the cost recovery process may also be achieved through the application of "pooling" and distributions from the Universal Service Support Fund

     The RLEC is subject to FCC regulation of the rates it charges for interstate access service. The process known as "separations" which allocates a carrier's costs between interstate and intrastate services is governed by the FCC's rules and regulations. Such process establishes how much of TelaLink's costs are recovered from the interstate jurisdiction and how much from the intrastate jurisdiction. Because government regulators generally recognize that such an allocation could have a significant impact on RLECs' abilities to provide needed services to their customers, such regulators typically allow RLECs to recover a reasonable level of expenses and return on investment while concurrently charging acceptable service rates irrespective of the economic market conditions of their rural service areas.

     To the extent that a telecommunications carrier engages in providing nonregulated services, such services cannot be subsidized by the provision of regulated services. Accordingly, when a carrier incurs an expense that is utilized for the provision of both regulated and nonregulated service, the FCC requires the carrier to engage in a process (similar to the separations process described above) which allocate expenses between (i) regulated and nonregulated services; and (ii) the company's interstate costs or revenue requirements including its authorized rate of return.

     The purpose of applying the FCC's separations and access rules is to identify the interstate allocation of costs to be recovered from each of the various access rate elements. Because the individual company rate making and tariff filing process was considered burdensome for small local exchange carriers, the FCC established the National Exchange Carrier Association in 1983 which, among other things, is responsible for developing interstate access service tariff rates and terms, as such rates are based on a pooling of data provided by the local exchange carrier. NECA establishes interstate access rates on information provided to it by participating local exchange carriers. The revenues generated by applying the NECA rates are pooled by the participating companies, reported to NECA and redistributed on the basis of each company's costs.

Background of the Merger

     Prior to the sale of substantially all of the Company's dialysis business assets and the sales of the assets of the Company's affiliated consulting customers in October 1997 and January 1998, the Company began to investigate potential acquisition and merger candidates. This search continued through November 1998. The Company engaged in preliminary discussions and substantive negotiations with other companies. However, except for the acquisition of certain dry cleaning businesses, none of the discussions or negotiations resulted in the execution of a merger or other agreement.

     In November 1998, Stephen L. Trenk, the President and Chief Operating Officer of the Company, and Alvin S. Trenk, the Chairman and Chief Executive Officer of the Company, were approached by Mr. Frank M. DeLape, a principal of Benchmark Equity Group ("Benchmark"). Benchmark and its affiliates own approximately 47% of the outstanding common stock of TelaLink. Mr. DeLape met with Steven and Alvin Trenk on several occasions to engage in preliminary negotiations regarding a possible acquisition or merger. Subsequent negotiations involving other officers of the Company and Mr. Harry S. Bennett, the Chairman and CEO of TelaLink, were conducted shortly thereafter. These talks resulted in the execution of a letter of intent in December 1998. The parties continued negotiations culminating in the execution of the proposed Merger Agreement on February 5, 1999.

The Merger Agreement


General

     The Merger Agreement generally provides that, on consummation of the Merger, TelaLink will be merged with Quorum, a newly formed subsidiary of the Company with Quorum as the surviving corporation. The Merger shall become effective upon filing of certificates of merger with the State of Delaware. At the effective time of the Merger (the "Effective Time"), TelaLink will cease to exist, Quorum will succeed to any and all interests of TelaLink, including in its current subsidiaries and Quorum will continue to operate as a wholly-owned subsidiary of the Company. At the Effective Time, title to all real and personal property of TelaLink and all of TelaLink's rights, debts and liabilities will vest in Quorum. Shares of the capital stock of TelaLink will be converted into the right to receive shares of Company Stock and an interest in the Company Stock to be placed in an escrow as of the closing of the Merger (the "Closing") or to be issued contingently.

Consideration

     All currently outstanding preferred stock of TelaLink will be converted into common stock immediately preceding the closing. The holders of TelaLink common stock will receive a minimum of 1,540,000 and a maximum of 3,340,000 of its Company Stock (net of 100,000 shares which will be both issued and cancelled at the closing) in exchange for all outstanding TelaLink capital stock and all rights to acquire TelaLink capital stock. In connection with the LoanCo Acquisition, the Company currently intends to issue an additional 150,000 shares of its common stock to the holders of common stock of LoanCo in exchange for all outstanding LoanCo common stock and all rights to acquire LoanCo common stock.

     Of the shares of Company Stock to be issued in the Merger, 1,640,000 shares will be issued at or promptly following the Closing, 1,540,000 shares will be issued into the Escrow and 260,000 shares will be issued if the Company attains certain post Effective Date financial goals. 100,000 of the 1,640,000 shares of Company Stock issued at or promptly following the Closing will be issued in respect of TelaLink Series A Preferred Stock held by LoanCo and will be returned to the Company's treasury promptly following the acquisition of the outstanding common stock of LoanCo. 1,540,000 of the shares of Company Stock held pursuant to the Escrow (the "Escrow Shares") will be distributed from the Escrow to the holders of TelaLink common stock if certain financial goals are achieved (the "Initial Escrow Shares") and/or the remaining Escrow Shares ("Final Escrow Shares") will be released if certain alternative financial goals are achieved. In addition, 260,000 shares of Company Stock (the "Contingent Shares") will be issued to the current holders of TelaLink Common Stock if and when the Initial Escrow Shares are released from the Escrow. The following charts illustrate the minimum conditions to the release of the Escrow Shares.


Release of Initial & Final Escrow Shares and Issuance of Contingent Shares

     The Initial Escrow Shares will be released and the Contingent Shares will be issued if any of the following financial goals are achieved:

          If the "Closing Price"
              Of Company                                The Company
          Common Stock is(1):  On or Before:  And/Or   has "Earnings" of:  On or Before:
          -------------------  -------------  ------   ------------------  -------------
               $10.00(2)         12/31/99      AND        $ 4,500,000        12/31/99
               $12.50             6/30/00      AND        $ 9,000,000         6/30/00
               $15.00            12/31/00      AND        $20,000,000        12/31/00

The Final Escrow Shares will be released if any of the following financial goals are achieved:

          If the "Closing Price"
              Of Company                                The Company
          Common Stock is(1):  On or Before:  And/Or   has "Earnings" of:  On or Before:
          -------------------  -------------  ------   ------------------  -------------
                $15.00            12/31/00      OR      $20,000,000           12/31/00


   (1) The designated price is the minimum price which must be maintained for 20 consecutive trading days for so long as the Company's Common Stock Purchase Warrants are outstanding (including any extensions) and as an average of the preceding 20 consecutive trading days thereafter.

   (2) In lieu of the requirement that Company Stock have a Closing Price equal to or greater than $10.00 per share by December 31, 1999, TelaLink's current affiliates are entitled to obtain equity financing for the Company based solely on the issuance of Company Stock in the public markets by December 31, 1999 at a price not less than $7.25 per share resulting in net proceeds to the Company of not less than $11,600,000.


     In the event the Initial Escrow Shares or the Final Escrow Shares are not released, they will be returned to the Company's treasury.

     As used in the Escrow Agreement, the term "Closing Price" means the closing bid price or the closing sale price of Company Stock depending on the market in which such stock trades. The term "Earnings" means pro forma earnings before interest, taxes, depreciation and amortization ("EBITDA") calculated on an annualized basis by multiplying EBITDA for the last month of the relevant measurement period by 12. The calculation of Earnings shall include only the results of operations of Quorum following the Closing and shall exclude any charges to earnings resulting solely from the release of Escrow Shares. Acquisitions which have been closed pending only state or local regulatory approval shall be included in the calculation of Earnings solely to the extent all regulatory approvals in respect of the acquisitions are obtained within six months. As a result, an acquisition which is closed on December 31, 2000 pending only regulatory approval will be included in the calculation of Earnings if the requisite regulatory approvals are received on or before June 30, 2001. In the event there is no interim closing, the date of the final closing shall control.

Additional Agreements Contained In The Merger Agreement

     The Merger Agreement contains certain additional agreements to be performed by the parties. The Company has agreed to grant options to acquire 500,000 shares of the Company's common stock at an exercise price of $1.875 to Harry S. Bennett pursuant to the Company's 1997 Equity Incentive Plan. Options covering approximately 166,667 shares of Company Stock will vest each year during the term of Mr. Bennett's Employment Agreement. In addition, by operation of law, as of the Effective Time, the Company will assume the obligations under Mr. Bennett's Employment Agreement with TelaLink. This Employment Agreement provides for an initial term of three years and a base salary of $250,000 per year, plus annual bonuses of up to $250,000, of which $125,000 per annum is guaranteed.

     The Company agreed to call a shareholders meeting, prepare proxy materials and use its best efforts to obtain approval of the Merger Agreement, subject to the fiduciary duties of the Board. Subject to the fiduciary duties of the Board, the Company and TelaLink each agreed not to take any action with respect to any transaction which could reasonably be expected to interfere with the Merger.

Representations and Warranties

     The Merger Agreement contains various representations and warranties of the Company, Quorum and TelaLink. The representations and warranties relate to, among other things, the following: (i) corporate organization, existence and good standing, (ii) ownership of other business entities, (iii) due authorization of the Merger Agreement and the related agreements referred to in the Merger Agreement, (iv) capitalization of the entities; (v) the accuracy and completeness of various filings and financial reports; (vi) ownership of assets;
(vii) the lack of any material loss or adverse change; (viii) compliance with applicable laws; (ix) disclosures relating to actions, suits, proceedings, or investigations; (x) status of employee benefit plans; (xi) permits; (xii) unlawful payments; (xiii) environmental matters; (xiv) loan arrangements with affiliates; (xv) solvency, (xvi) a reasonable belief on the part of the Company that not less than $2,000,000 of its accounts receivable are receivable or have been realized; and (xvii) various other matters.

Conditions to the Merger

     The obligations of the parties to consummate the Merger are subject to certain conditions including, but not limited to (i) the approval of the Merger by the shareholders of the Company at the Meeting; (ii) the receipt of certain approvals, consents or waivers of governmental authorities and the passage of all applicable statutory waiting periods; (iii) no material adverse change relating to the Company; (iv) the accuracy of the representations and the warranties of, and the performance of all convenants to be performed by the Company and Quorum; and (v) approval of the Merger by the Company's Shareholders. The conditions to the Company's obligations under the Agreement also include (i) the lack of any material adverse change in the business of TelaLink; (ii) the accuracy of all representations and warranties of and the performance of all convenants by TelaLink and its subsidiaries; (iii) the obtaining of all consents; (iv) the lack of any litigation; (v) the approval of the Merger and Merger Agreement by the shareholders of the Company and TelaLink. The Company is also required to maintain minimum aggregate cash and short and medium term investments of $5,000,000, less funds advanced and expended in connection with the Merger and loans to LoanCo and TelaLink and less certain other permitted reductions.

Termination

     The Merger Agreement may be terminated at any time prior to the closing of the Merger by mutual written consent of the parties. The Agreement may be terminated by any party who has not caused the closing not to occur if the closing does not occur on or before July 31, 1999. The Merger Agreement may also be terminated if the transactions contemplated by the Merger are made illegal or otherwise prohibited by any statute, rule or regulation or if a court or governmental agency of competent jurisdiction has issued an order, decree or ruling or otherwise seeks to restrain, enjoin or prohibit the consummation of such transactions.

     TelaLink may terminate the Merger Agreement upon a failure of the representations, warranties or obligations of the Company or if any of TelaLink's conditions to closing as set forth in the Merger Agreement, are not met. Similarly, the Company may terminate the Agreement upon the failure of any of the representations, warranties or covenants of TelaLink, if the Company's conditions to closing as set forth in the Merger Agreement, do not exist. If the holders of more than ten (10%) percent of the outstanding TelaLink Common Stock or Company Stock shall dissent from the Merger or if an aggregate of ten (10%) percent of TelaLink Common Stock and Company Stock shall dissent from the Merger, any party may terminate the Merger Agreement.

     Except in cases of mutual consent and certain other cases, in the event that any party fails or refuses to consummate the Merger or in the event of any other default or breach which results in the failure of the Merger, the non-defaulting party is entitled to seek and obtain money damages from the defaulting party or may seek to obtain specific performance of the Merger Agreement.

Related Agreements

     In addition to the Merger Agreement, certain other parties have entered into additional agreements (the "Related Agreements"). The Related Agreements include the Shareholders' Agreement, the Resale Restriction/Lock-Up Agreement and the Registration Rights Agreement. In addition, the Company, LoanCo and the shareholders of LoanCo including principals of Benchmark Equity Group ("Benchmark") have entered into a Promissory Note, Loan Agreement and Pledge and certain other documents relating to the loan from the Company to LoanCo (collectively "LoanCo Documents").

     The Shareholders' Agreement is to be entered into among each individual or entity which is a shareholder of LoanCo, or a shareholder of TelaLink as of the closing date of the Merger (with such LoanCo and TelaLink shareholders referred to collectively as the "TelaLink Group") and Techtron, Inc. ("Techtron"). See "Security Ownership of Management and Certain Beneficial Owners." Under the terms of the Merger Agreement, the Company has agreed to increase the number of members of the board of directors of the Company by two members to a total of seven members. Under the terms of the Shareholders' Agreement, the parties have agreed to act, in their capacities as shareholders, to nominate up to three nominees for director designated by TelaLink shareholders and up to four nominees for director designated by Techtron until June 30, 2001. At least one director nominated by Techtron and one director nominated by TelaLink must be "independent" in accordance with certain provisions of the Internal Revenue Code, regulations of the SEC and rules of the Nasdaq Stock Market, Inc. with respect voting committees, compensation committees and stock option plans. The Resale Restrictions/Lock-Up Agreement will be entered into among Techtron, TelaLink Group and the Company. Pursuant to the terms of the Resale Restriction/Lock-Up Agreement, Techtron and the TelaLink Group each agree not to sell, hypothecate, pledge or otherwise transfer any shares of Company Stock held by it or him for a period following the Effective Date. Techtron will agree to a restriction of 12 months, and the TelaLink Group will agree to an 18 month period.

     The Registration Rights Agreement will be entered into among the Company and the TelaLink Group. Under the terms of the Registration Rights Agreement the Company will grant certain securities registration rights to the TelaLink Group. The Company will grant the TelaLink Group two "piggyback" and one demand registration right. Under the terms of the "piggyback" registration rights, the TelaLink Group members are entitled to require the Company to include those shares in any registration statement filed under the federal Securities Act of 1933. The "piggyback" rights do not apply to certain registrations in connection with mergers, sales of assets, consolidations and like transactions and registrations of securities issued pursuant to certain employee benefit plans and certain other registrations. Piggyback registration rights may be demanded by the TelaLink Group only after the earlier of June 30, 2001 and the date, if any, upon which all of the Escrow Shares are released from the Escrow and are limited to two such piggyback registrations. The TelaLink Group also has a one time right to demand registration of the Company shares received by them at any time after the earlier of June 30, 2001 or the date, if any, on which all of the Escrow Shares shall be released from the Escrow. Subject to certain limitations contained in the Registration Rights Agreement, the Company is obligated to comply with such request. In the case of a registration demand, the Company is required to prepare and file a registration statement covering the shares to be registered and to pay substantially all the expenses incurred in connection with the registration statement, other than certain underwriting fees, commissions, expenses, discounts and transfer taxes. The Related Agreements are Exhibits to the Company's Report on Form 8-K filed with the SEC on February 19, 1999 copies of which are available to stockholders from the Company upon request.

     At the request of TelaLink, the Company agreed to advance up to $850,000 to TelaLink Acquisition Corp. ("LoanCo"), a Delaware corporation which is owned by certain affiliates of Benchmark Equity Group, Inc. TelaLink. LoanCo was formed for the purposes of acquiring and holding certain preferred stock of TelaLink and for engaging in the loan transaction. Of this loan to LoanCo, $600,000 will be loaned by LoanCo to TelaLink and the remaining $250,000 will be used by LoanCo to repay a loan that was made to it by Frank M. DeLape, one of LoanCo's shareholders and a principal of Benchmark Equity Group. The proceeds of the $210,000 loan were used by LoanCo to acquire 250,000 shares of TelaLink's preferred stock. TelaLink intends to use a portion of the $600,000 loan to reimburse Benchmark $200,000 for expenses charged by Benchmark as of December 31, 1988 in connection with consulting and other merger and acquisition services rendered by Benchmark. Upon consummation of the Merger, Benchmark will seek an additional $319,000 in fees. In addition, the Company has agreed to loan up to $400,000 directly to TelaLink for working capital at the rate of $100,000 per month. The loans bear interest of the rate of 12% per annum. Payment of the obligations under the terms of the Company's loan to LoanCo is guaranteed by the shareholders of LoanCo and the guarantees are secured by marketable securities. The loan to TelaLink from the Company is secured by assets and a pledge of capital stock of TelaLink. The security interests of the Company in TelaLink's assets are subordinate to the security interests of the RTFC. Further, the Company has agreed with the guarantors of the LoanCo loan that the security interests of the Company and the security interests of the guarantors will be pari passu in certain circumstances. As a result, in the event of a default by TelaLink or LoanCo, the Company may not be secured to the full amount of the loans. The outstanding capital stock of LoanCo will be acquired by the Company in exchange for 150,000 shares of Company Stock and the guarantees will be released, each as of the Effective Time, if any. In the event that the Merger is not consummated, the loans will be due April 30, 2000.

Accounting for the Merger


     The Merger and the LoanCo acquisition will be accounted for by the Company as purchases. In accordance with the purchase method of accounting, Company Stock distributed as part of the Closing will be valued at the average stock price prior to and subsequent to the announcement of the Merger and escrowed shares and contingent shares will be valued as of the date, if any, they are released from the Escrow or issued, respectively.

Federal Income Tax Consequences of the Merger

     The following is a general discussion of certain of the expected federal income tax consequences of the Merger. This summary does not discuss all aspects of Federal income taxation that may be relevant to a particular investor in light of his personal circumstances or to certain types of investors subject to special treatment under the Federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign taxpayers, dealers in securities and taxpayers subject to any aspect of state, local or foreign tax laws). This discussion refers to the Internal Revenue Code of 1986, as amended (the "Code"). The Company has not requested a written opinion of its legal counsel, nor has it requested a ruling from the Internal Revenue Service in connection with the Merger. Management believes the principal federal income tax consequences of the Merger to the Company and its stockholders will be the following:

        1. The Merger of TelaLink into Quorum will constitute a reorganization within the meaning of (S)368 of the Code.

        2. No gain or loss will be recognized by the Company as a result of the Merger.

        3. Each Dissenting holder of the Company receiving cash in exchange for his securities will be treated as if he received such cash in redemption of his securities subject to the provisions of the Code. The amount of such stockholder's recognized gain or loss will be the difference, if any, between (i) the amount of cash so received and
            (ii) such stockholder's tax basis in the securities exchanged. Such gain or loss would be capital gain or loss if the securities were held as a capital asset, and would be long term if the holding period was more than one year.

     Management believes the principal federal income tax consequences to the shareholders of TelaLink and LoanCo will be the following:

        1. Upon the exchange by stockholders of TelaLink Common Stock and/or TelaLink Preferred stock for Company Stock, no gain or loss will be recognized by any such TelaLink stockholder.

        2. The basis of the Company Stock received by the stockholders of TelaLink will be the same basis as the TelaLink Common Stock or TelaLink Series A Preferred Stock surrendered.

        3. The holding period of the Company Stock received by stockholders of TelaLink will include the holding period of the TelaLink Common Stock or TelaLink Series A Preferred stock surrendered in exchange therefor, provided the TelaLink Common Stock or TelaLink Preferred Stock so surrendered was held as a capital asset at the time of the Merger.

     The above description is subject to certain assumptions and qualifications, including that each affiliate of TelaLink who has executed the Lock-Up Agreement which restricts the disposition of Company Stock received in connection with the Merger will continue to be bound to the current terms of that agreement.

     There can be no assurance that the Internal Revenue Service (the "Service") will take a similar view with respect to the tax consequences described above.

     Management has assumed, without independent investigation, that the representations contained in the Lock-Up Agreement and other representations of TelaLink's management and shareholders contained in the agreements and certifications delivered or to be delivered at closing are true and accurate.



                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The Unaudited Pro Forma Condensed Combined Statement of Operations for the fiscal year ended December 31, 1998 and the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 1998 have been prepared to illustrate the estimated effects of the Merger pursuant to the Merger Agreement. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1998 was prepared as if the Merger was effective as of January 1, 1998. The Unaudited Pro Forma Condensed Combined Balance Sheet was prepared as if the Merger was effective December 31, 1998. The Unaudited Pro Forma Condensed Combined Financial Information do not purport to represent what the Company's financial position or results of operations would actually have been if such Merger had in fact occurred on such date. The Unaudited Pro Forma Condensed Combined Financial Information also do not purport to project the financial position or results of operations of the Company as of any future date or for any future period.

     The Unaudited Pro Forma Condensed Combined Statement of Operations includes the historical sales and costs of the Company adjusted for the effects of the Merger.

     The unaudited pro forma financial information should be read in conjunction with the Company's consolidated financial statements and the related notes appearing in the Company's Annual Report on Form 10-KSB accompanying this Proxy and TelaLink's consolidated financial statements and War Telephone Company's financial statements included in this Proxy.

             Unaudited Pro Forma Condensed Combined Balance Sheet
                            As of December 31, 1998

                                              Continental                   Pro Forma      Pro Forma
                                           Choice Care, Inc.   TelaLink    Adjustments     Combined
                                           -----------------  ----------  --------------  -----------
ASSETS:

Current Assets:
Cash and cash equivalents                         $3,058,676  $  102,200                   $3,160,876
Investments in US Government securities            1,991,658           0                    1,991,658
Accounts receivable, net                              60,295     207,280                      267,575
Amounts due from officer                             385,000           0                      385,000
Other  current assets                                202,295      22,773                      225,068
                                                  ----------  ----------   ----------      -----------
 Total current assets                              5,697,924     332,253   $        0       6,030,177

Amounts  due from affiliates                         370,264           0                      370,264
Property and equipment, net                          560,236   1,365,904                    1,926,140
Goodwill and other intangibles, net                1,306,352   3,045,075    2,515,130(4)    6,866,557
Other assets                                          17,581     167,753                      185,334
                                                  ----------  ----------   ----------      ----------

 Total Assets                                     $7,952,357  $4,910,985   $2,515,130     $15,378,472
                                                  ==========  ==========   ==========     ===========

LIABILITIES AND
STOCKHOLDERS' EQUITY (DEFICIT):
Current Liabilities:
Accounts payable                                  $  423,415  $   68,241                   $  491,656
Accrued expenses                                     984,976      56,602   $  215,000(4)    1,256,578
Customer deposits and advance billings                     0      71,770                       71,770
Due to shareholder                                         0     200,000                      200,000
Current portion of long term debt                    931,807     306,873                    1,238,680
                                                  ----------  ----------   ----------      ----------
 Total Current Liabilities                         2,340,198     703,486      215,000       3,258,684

Long term debt, less current portion                  86,609   3,117,689                    3,204,298

Preferred stock                                                1,500,000   (1,500,000)(4)           0


Commitments and Contingencies

Stockholders' Equity (Deficit):

Common stock                                       5,524,561       2,840    3,387,100(4)    8,914,501
Paid-in-capital                                            0      83,083      (83,083)(4)           0
Retained earnings (deficit)                              989    (496,113)     496,113(4)          989
                                                  ----------  ----------   ----------     -----------
 Total Stockholders' Equity (Deficit)              5,525,550    (410,190)   3,800,130       8,915,490
                                                  ----------  ----------   ----------     -----------

 Total Liabilities and Stockholders' Equity (Deficit):
                                                  $7,952,357  $4,910,985   $2,515,130     $15,378,472
                                                  ==========  ==========   ==========     ===========

 Book value per share:                            $     1.71  $     (.14)                       $1.81
                                                  ==========  ==========                   ===========

     The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information are an integral part of this statement.

        Unaudited Pro Forma Condensed Combined Statement of Operations
                     For the Year Ended December 31, 1998

                                           Historical       TelaLink
                                          Continental       Pro Forma      Pro Forma       Pro Forma
                                       Choice Care, Inc.    Combined      Adjustments      Combined
                                       ------------------  -----------  ---------------  -------------

Revenues:
Consulting                                   $   333,324   $        0                    $    333,324
Dry cleaning                                     965,700            0                         965,700
Telecommunications                                     0    1,159,261                       1,159,261
                                             -----------   ----------   ------------     ------------
                                               1,299,024    1,159,261   $          0        2,458,285

Cost of services                                 678,761      384,222                       1,062,983
General and administrative                     2,021,662    1,068,565                       3,090,227
Depreciation and amortization                    121,421      225,288         62,878(4)       409,587
Interest (income) expense, net                  (285,568)     282,537                          (3,031)
                                             -----------   ----------   ------------
 Total costs and expenses                      2,536,276    1,960,612         62,878        4,559,766
                                             -----------   ----------   ------------     ------------

Loss before income taxes                      (1,237,252)    (801,351)       (62,878)      (2,101,481)

Provision (benefit) for taxes                   (154,790)      36,500        154,790(4)        36,500
                                             -----------   ----------   ------------     ------------
Loss from continuing operations               (1,082,462)    (837,851)      (217,668)      (2,137,981)

Income from discontinued operations              300,474            0    (300,474)(4)               0
                                             -----------   ----------   ------------     ------------

Net loss                                       ($781,988)   ($837,851)     ($518,142)     ($2,137,981)
                                             ===========   ==========   ============     ============

Net loss per share from continuing
 Operations                                       $(0.33)      $(3.54)                         $(0.43)
                                             ===========   ==========                    ============

Net loss per share                                $(0.24)      $(3.54)                         $(0.43)
                                             ===========   ==========                    ============

Basic and diluted weighted average
 shares outstanding                            3,237,500      236,667      1,690,000        4,927,500
                                             ===========   ==========   ============     ============

 Cash dividends per share:                   $         0   $        0                    $          0
                                             ===========   ==========                    ============

     The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information are an integral part of this statement.

                                   TelaLink
             Unaudited Pro Forma Combined Statement of Operations
                     For the Year Ended December 31, 1998

                                                                           TelaLink
                                                            Pro Forma      Pro Forma
                                  TelaLink       WTC       Adjustments     Combined
                                 -----------  ----------  --------------  -----------

Revenues:
Telecommunications               $   96,530   $1,062,731            0     $1,159,261

Cost of services                     58,054      326,168            0        384,222
General and administrative          475,202      127,863      465,500(2)   1,068,565
Depreciation and amortization        32,960      123,332       68,996(2)     225,288
Interest expense, net                29,084       79,953    173,500(2)       282,537
                                 ----------   ----------  -----------     ----------
 Total costs and expenses           595,300      657,316      707,996      1,960,612
                                 ----------   ----------  -----------     ----------

Loss before income taxes           (498,770)     405,415     (707,996)      (801,351)

Provision for taxes                       0      177,919  (141,419)(2)        36,500
                                 ----------   ----------  -----------     ----------

Net loss                          ($498,770)  $  227,496    ($566,577)     ($837,851)
                                 ==========   ==========  ===========     ==========

     The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information are an integral part of this statement.

     Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.   Basis of Presentation

     The unaudited pro forma condensed combined financial information combines the historical consolidated balance sheet of Continental Choice Care, Inc. and subsidiaries (the "Company") as of December 31, 1998 with the historical consolidated balance sheet of TelaLink Network, Ltd. and subsidiary (TelaLink) after giving effect to the proposed merger as if the transaction happened on December 31, 1998.

     The unaudited pro forma combined financial information combines the historical consolidated statement of operations of the Company for the year ended December 31, 1998 with the historical consolidated statement of operations of TelaLink for the year ended December 31, 1998 after giving effect to TelaLink's acquisition of substantially all assets of War Telephone Company and the Company's acquisition of TelaLink as if the purchases had occurred on January 1, 1998.

2.   TelaLink Purchase of RLEC

     TelaLink was party to an Asset Purchase Agreement by and among TelaLink, Colonial Telephone Company ("Colonial"), dated June 9, 1998 and amended and finalized on November 23, 1998. Pursuant to the terms of that agreement, TelaLink's subsidiary acquired substantially all of the assets of War Telephone Company, a RLEC subsidiary of Colonial for $4,500,000. The funds to pay the $4,500,000 purchase price were comprised of $1,500,000 in cash and the proceeds of a $3,000,000 loan from the Rural Telephone Finance Cooperative ("RTFC"), a privately funded, not-for-profit cooperative whose mission is to provide its member telecommunications companies with an assured source of low-cost capital, state-of-the-art financial products, and business management services. The RTFC loan is secured by a first priority lien on the RLEC assets acquired from War Telephone Company.

     The application of the purchase accounting method resulted in $3,057,510 in excess purchase price over net assets acquired. Such intangible assets will be amortized over 40 years and thus accordingly, a pro forma adjustment for the amortization of intangibles of $68,996 for the period January 1, 1998 to December 2, 1998 (the date on which the acquisition was consummated) has been recorded in the accompanying unaudited pro forma condensed combined statement of operations. In addition, a pro forma salary adjustment for TelaLink's new management and an interest expense adjustment have been included for $537,000 and $173,500 respectively for the period January 1, 1998 to December 2, 1998 as well as a pro forma income tax expense adjustment for ($141,419) which considers the combined loss for federal income tax purposes. The management fee of $71,500 paid to the former owner of WTC has been eliminated through a pro forma adjustment as it will not be paid in the future.

3.   Proposed Merger

     The proposed merger between the Company and TelaLink would be accounted for under the purchase method pursuant to APB16. The Company would issue 1,690,000 shares of its common stock, which is net of 100,000 shares to be returned to the Company from LoanCo, all of which have been valued at the average price of the Company's common stock for three days prior to the announcement of the proposed transaction and three days subsequent to such announcement ($1.976). Escrow shares have not been considered in the accompanying unaudited pro forma combined balance sheet as their release is contingent on the achievement of certain financial results.


4.   Proposed Merger Pro Forma Adjustments

     The estimated purchase price is $3,604,940 which consists of $3,339,440 for the value of the Company's common stock issued, $50,500 for the granting of 500,000 options to purchase the Company's common stock at $1.875 per share and $215,000 of estimated transaction costs. The computation of excess purchase price over net assets acquired is as follows:

          Estimated purchase price                   $3,604,940
          Net assets acquired                         1,089,810
                                                     ----------

          Excess of estimated purchase price over
          net assets acquired                        $2,515,130
                                                     ==========

Any future issuances of escrowed common shares would result in an increase in intangible assets and stockholders' equity of the Company and increase amortization expense of such intangible assets.

     The pro forma adjustments include the elimination of the preferred stock and stockholders' deficit accounts of TelaLink as of December 31, 1998, the issuance of the Company's common stock to TelaLink common shareholders and options valued at $3,043,040. Estimated transaction costs are included in accrued expenses.

     The excess of pro forma purchase price over net assets acquired will be amortized over forty years. Additional amortization expense of $62,878 has been included in the unaudited pro forma condensed combined statement of operations.

     The Company's benefit for income taxes and income from discontinued operations have been eliminated in the accompanying unaudited pro forma condensed combined statement of operations. The Company's benefit for income taxes has been eliminated due to realization uncertainties.

TelaLink Management's Discussion and Analysis


General

     TelaLink is in the business of merging, acquiring and consolidating Rural Local Exchange Carriers ("RLECs"). RLECs provide basic local telecommunications services in rural communities throughout the United States. TelaLink's proposed business includes upgrading such facilities as necessary, and providing enhanced standard services such as voice mail, Internet access, wireless services, and data services. TelaLink also expects in the future to provide integrated, interactive multi-media capabilities combining communications, information and entertainment services.

     TelaLink did not commence telecommunications operations until December 1998, when its subsidiary, War Telecommunications Company, Inc., purchased substantially all the assets of War Telephone Company, Colonial's West Virginia based RLEC subsidiary. The purchase price of the assets was $4,500,000, all of which was paid in cash. $3,157,895 of the purchase price was comprised of the proceeds of debt financing obtained from the RTFC, as discussed below. The asset acquisition was accounted for as a purchase, and as such TelaLink has recorded approximately $3,058,000 of goodwill related to the excess of fair value of the assets at the date of acquisition. This goodwill is to be amortized over a period of 40 years. The results of operations of War Telephone Company are included in TelaLink's consolidated financial statements only from the date of acquisition, and all operational results of TelaLink are attributable to that acquisition.

     As a result of the timing of the acquisition of the assets of War Telephone Company, TelaLink and War Telephone Company are discussed separately below.


TelaLink

Results of Operations

     TelaLink incurred a net loss from operations of $499,000 for the year ended December 31, 1998, compared to a net loss of $9,000 for the year ended December 31, 1997. The net loss in 1998 was attributed principally to general and administrative expenses of $468,000 associated with various start-up and acquisition costs, such as travel, consulting fees, etc. Other operating expenses in 1998 of $58,000 were directly related to plant and customer operations to provide telecommunication services for TelaLink's RLEC subsidiary, including billing, collections, rearrangements and changes, new customer additions, and employee related expenses.

     Interest expense was $29,000 for the year ended December 31, 1998, and related to the November 30, 1998 RTFC credit facility of $3,500,000, discussed in more detail below.

Liquidity and Capital Resources

     On November 30, 1998, TelaLink entered into a credit facility offered by the RTFC which includes a promissory note in the amount of $3,157,895 and a $300,000 line of credit, of which $100,000 had been used by TelaLink at December 31, 1998. Proceeds from the credit facility were used by TelaLink to finance the acquisition of the assets of War Telephone Company. The RTFC credit facility has a fifteen year term and is secured by substantially all of the subsidiary's assets plus the guarantee of TelaLink. The credit facility includes covenants which among other things, require the subsidiary to maintain specified financial ratios and restrict payments of dividends.

     In addition to the above, TelaLink obtained cash from the following financing sources: notes payable to related parties in the amount of $250,000, the issuance of 600,000 shares of Series A convertible preferred stock for cash proceeds of $1,500,000 and amounts due to a shareholder totaling $200,000. The $200,000 due to shareholder results from a 1998 consulting agreement that TelaLink entered into with Benchmark Equity Group, Inc. ("Benchmark"), a shareholder of TelaLink. Under the terms of this agreement the parties agreed that TelaLink would pay Benchmark an aggregate of $200,000 upon the closing of the War Telephone Company asset transaction. At December 31, 1998, these fees had not been paid.

     During 1999 TelaLink plans to use cash generated from the revenues of its subsidiary to fund required capital improvements at the subsidiary, including Year 2000 upgrades, and to convert billing and associated processes from the former owner to an independent external vendor. These capital improvements are necessary to achieve required customer service levels and to provide value added services, such as voice mail, caller ID, and Internet services to enhance revenue. Subsidiary revenues for 1999 are expected to remain at the 1998 level until these capital improvements are made.

     TelaLink anticipates that income from operations will not be sufficient during 1999 to fund its merger and acquisition activities. TelaLink expects to finance a significant portion of its acquisition activity with low cost debt financing available from the RTFC. TelaLink became a member of the RTFC in 1998, when it first obtained RTFC funding for the acquisition of RLEC assets. If TelaLink's proposed RLEC acquisition candidates meet RFTC financial and operational criteria and subject to TelaLink's obligations to provide a portion of the purchase price in the form of equity financing, the RTFC can provide acquisition financing of up to $250 million.

     TelaLink will also require additional funds from public or private financing markets for future acquisitions. TelaLink management believes that all or a substantial portion of those additional funds may be raised in the form of equity financing. TelaLink also plans additional financing activities by issuing equity to the sellers of acquired companies. The availability of such capital sources will depend on prevailing market conditions, interest rates and the financial position and results of operations of TelaLink. There can be no assurance, however, that such financing will be available.

Year 2000


Background


     Year 2000 issues result from computer programs and embedded computer chips that do not differentiate between the 19th century and the 20th century because they are written using two digit rather than four digit dates to define the applicable year. If not corrected, many computer applications and date-sensitive devices could fail or produce erroneous results when processing data involving dates after December 31, 1999. The Year 2000 issue affects virtually all companies and organizations, including TelaLink. The failure to correct Year 2000 problems could result in an interruption or failure of normal business activities or operations. Such failures could materially and adversely affect TelaLink's results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting from, in part, the uncertainty of the Year 2000 readiness of third-party suppliers such as Communications Date Group and Northern Telecom, TelaLink management is unable to determine at this time whether the consequences of Year 2000 failure will have a material impact on their results of operation, liquidity or financial condition.


State of Readiness

     TelaLink has secured the technical services of an external telecommunications engineering company to evaluate its systems to determine Year 2000 impact and to prepare questionnaires to send to TelaLink's subscribers to determine the status of their Year 2000 review.

     TelaLink's operating and administrative hardware have been certified as Year 2000 compliant. Certain operating equipment requires additional software upgrades to assure Year 2000 compliance. TelaLink has contracted for software upgrades to be performed. The price for this additional service, including testing and certification, is approximately $12,725. The work is expected to be completed in the second fiscal quarter of 1999.

Risks

     While TelaLink does not anticipate any difficulties achieving the upgrading and testing schedule described above, there is a risk that the current schedule will not be met. Additionally, there can be no guarantee that the systems of other companies on which TelaLink's business relies will be timely converted or that failure to convert by another company, or a conversion that is incompatible with TelaLink's systems, will not have a material adverse effect on the results of operations, liquidity and financial position of TelaLink.

     TelaLink believes that with the completion of its planned upgrade, the possibility of significant interruptions of normal operations should be greatly reduced. However, TelaLink's failure to resolve Year 2000 issues on or before December 31, 1999 could result in system failures or miscalculations causing disruption in operations including, among other things, a temporary inability to provide telephony services or engage in normal business activities. Additionally, failure of third parties upon whom TelaLink's business relies to timely remediate their Year 2000 issues could result in disruptions in TelaLink's intrastate-intralata telephone service access, missed or unapplied payments, temporary disruptions in telephony services and other general problems related to TelaLink's daily operations. While TelaLink believes that its Year 2000 readiness efforts will adequately address its own internal Year 2000 issues, the overall risks associated with the Year 2000 remain difficult to accurately describe and quantify, and there can be no guarantee that the Year 2000 issue will not have a material adverse effect on the results of operations, liquidity and financial position of TelaLink.


Contingency Plan

     TelaLink has not implemented a Year 2000 contingency plan. As detailed above, TelaLink has initiated actions to identify and resolve Year 2000 issues. TelaLink is currently developing a contingency plan in the event its present course of action to identify and resolve Year 2000 issues should fall behind schedule.

War Telephone Company

Results of Operations

     Revenues from local, long distance network and other services were $1,063,000 for the eleven months ended November 30, 1998 compared to $1,060,000 for the year ended December 31, 1997. Revenues from local network services were $387,000 for the eleven months ended November 30, 1998 compared to $418,000 for the year ended December 31, 1997. Revenues from long distance network services were $571,000 for the eleven months ended November 30, 1998 compared to $517,000 for the year ended December 31, 1997. Prior to the sale of substantially all of its assets, War Telephone Company had a stable customer base of 1,550 access lines.

     Total operating expenses were $585,000 for the eleven months ended November 30, 1998 compared to $782,000 for the year ended December 31, 1997. The decrease in operating expenses from 1997 to 1998 was primarily due to a decreased corporate overhead allocation from Colonial, the former parent company of War Telephone Company. The corporate overhead allocation represented the estimate of Colonial's management of finance, administrative and other overhead changes incurred by Colonial on behalf of its War Telephone Company subsidiary prior to the sale of assets to TelaLink.

     Depreciation and amortization was $123,000 for the eleven months ended November 30, 1998 compared to $130,000 for the year ended December 31, 1997.

     Interest expense was $83,000 for the eleven months ended November 30, 1998 compared to $109,000 for the year ended December 31, 1997. Interest expense incurred by War Telephone Company related to a note payable to McDowell County, West Virginia. This note was not assumed by TelaLink's subsidiary when it acquired the assets of War Telephone Company.

     Income taxes were $178,000 for the eleven months ended November 30, 1998 compared to $77,000 for the year ended December 31, 1997. During 1998 and 1997, War Telephone Company filed a consolidated federal income tax return with its former parent company.


Liquidity and Capital Resources

     During 1998 and 1997, War Telephone Company had outstanding a 13.5% note payable to McDowell County, West Virginia, with a remaining balance of $675,000. This note was not assumed by TelaLink's subsidiary when it acquired the assets of War Telephone Company.

     Net cash provided by operating activities during the eleven months ended November 30, 1998 was $216,000 compared to $75,000 during the year ended December 31, 1997. The increase in cash provided by operating activities was due primarily to the increase in net income over the corresponding period.

     Net cash used in investing activities during the eleven months ended November 30, 1998 was $37,000 compared to $92,000 during the year ended December 31, 1997. The decrease in cash used in investing activities was due primarily to the failure of the debt service trustee to pay the scheduled debt payment for August 1998, offset by additional net advances to Colonial.


Corporate Name Change

     The Company has agreed to change the name of the Company to "Quorum Holding Corp." or another name acceptable to the parties to the Merger Agreement. The name "Continental Choice Care, Inc." was designated in the Company's Amended and Restated Certificate of Incorporation. In order to comply with its agreement, the Company must amend its Certificate of Incorporation to effectuate the adoption of the new name. Management of the Company believes the Company's existing name is more appropriate for a health care business than it is for a company involved in several businesses. Management further believes that the name "Quorum Holding Corp." is more appropriate for the Company if TelaLink is included among those businesses.

Dissenter's Rights

     Stockholders of the Company have the right to dissent from the Merger pursuant to the provisions of Section 14A:11-1 et seq. ("Chapter 11") of the New Jersey Business Corporation Act ("NJBCA").

     Chapter 11 of the NJBCA sets forth the procedures to be followed by a stockholder in order to exercise his dissenter's rights. The following brief summary does not purport to be a complete statement of the provisions of Chapter 11 and is qualified in its entirety by reference to the text of Chapter 11 of the NJBCA.

     A stockholder who intends to exercise dissenters' rights under New Jersey law must file a written notice of dissent with the Company at 35 Airport Road, Morristown, NJ 07960, Attention: President, stating that the stockholder intends to demand payment for his or her shares if the Merger is approved. Neither an abstention nor a vote against the Merger will constitute such a notice.
However, if the required written notice is properly filed, failure to vote against the Merger will not constitute a waiver of dissenter's rights. It is recommended that any written objection which is mailed be sent by registered or certified mail, "Return Receipt Requested." A stockholder will lose his or her right to dissent if he or she votes FOR the Merger or consents in writing to the Merger.

     Within 10 days after the approval of the Merger by the stockholders of the Company, the Company will give written notice of such favorable vote, by certified mail, to each stockholder who has duly filed a written objection, at such holder's address as it appears on the books of the Company, except any holder who voted "FOR" the Merger or consented in writing to the Merger.

     Within 20 days after mailing such notice, any stockholder who filed a written objection and who elects to dissent must file with the Company a written demand for the payment of the fair value of his or her shares. For the convenience of the Company, such demand should be filed at 35 Airport Road, Morristown, New Jersey 07960, Attention: President, and should state the holder's name and residence address and the number of shares as to which he or she holds and a demand for payment of the fair value of his or her shares. It is recommended that any such demand for payment which is mailed be sent by registered or certified mail, "Return Receipt Requested".

     A stockholder may not dissent as to less than all of the shares that he or she owns beneficially, and with respect to which he or she has a right to dissent. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such beneficial owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

     Not later than 10 days after the expiration of the period within which stockholders may make written demand to be paid the fair value of their shares (the "10 Day Deadline"), the Company will mail to each dissenting stockholder its most recent financial statements and may offer, but is not required, to pay all dissenting stockholders a specified price per share. If the fair value of the shares is not agreed upon within 30 days, a stockholder may make written demand on the Company that it commence an action in the Superior Court of New Jersey for a determination of the fair value of the shares. Such demand must be made within 60 days after the 10 Day Deadline and such action will be commenced by the Company within 30 days after receipt by the Company of such demand. If the Company fails to commence an action, any dissenting stockholder may do so in the name of the Company provided such action is brought not later than 60 days after the expiration of the time in which the Company was to commence such proceeding. The court shall thereupon determine the fair value of the shares and in connection therewith, may allow such interest on such amount from the date demand was made until the date of payment as it finds to be equitable. The court may also apportion and assess against dissenting stockholders or the Company the costs and expenses of such proceeding.

     Any stockholder who fails to properly file a written notice of dissent or who votes for the Merger or who fails to properly make demand for will lose his or her right to dissent. Furthermore, if no court petition demanding determination of the fair value of the shares of dissenting holders is filed within the time limits described above, all dissenting holders will lose their right to dissent under Chapter 11. However, if any stockholder properly files such a petition, the proceeding will be for the benefit of all stockholders who had duly elected to dissent.

     At the time of the filing of the demand for payment or within 20 days thereafter, a dissenting stockholder must submit the certificate representing his or her shares of common stock to the Company in order that there may be conspicuously noted thereon that a demand for payment has been filed. After notation, such certificates shall be returned to the stockholder or other person who submitted them on his behalf. Any stockholder who fails to submit his or her certificate for such notation may lose his or her right to dissent. A dissenting stockholder may withdraw his election to dissent with the consent of the Company. The right of a dissenting stockholder who has complied with the required procedures to receive payment of the fair value of his or her shares is exclusive of any other right which he may have as a stockholder, except as otherwise provided by New Jersey common law.


Recommendation of the Board of Directors.

     The Board of Directors of the Company has approved the Merger and believes that the consummation of the Merger is in the best interests of the Company and the stockholders of the Company. The Board of Directors recommends that the stockholders of the Company vote in favor of approval of the Merger Agreement, the Merger and the amendment to the Company's Certificate of Incorporation to change the Company's name from "Continental Choice Care, Inc." to "Quorum Holding Corp."


     PROPOSAL 2.   APPROVAL OF INCREASE IN AUTHORIZED SHARES

     The Company's Amended and Restated Certificate of Incorporation ("Certificate") authorizes the issuance 15,000,000 shares of capital stock consisting of 10,000,000 shares designated "Common Stock", with no par value, and 5,000,000 shares designated " Preferred Stock." The Certificate generally permits the Board to create and issue shares of Preferred Stock in series or classes, with such number of shares, designations, par value, relative voting, dividend, liquidation and other rights, preferences and limitations as shall be determined by action by the Board of Directors pursuant to the provisions of the New Jersey Business Corporation Act. As of the date of this Proxy Statement, no shares of Preferred Stock have been created or issued by the Board and the Board does not have any present plan to create or issue any Preferred Stock.

    As of February 18, 1999, the Company had 3,267,500 shares of Common Stock outstanding. In addition, as of such date, the Company had reserved 3,480,000 shares of Common Stock for the purposes of the Company's Director Stock Option Plan, the Company's 1997 Plan and the Company's 1994 Plan, outstanding warrants and outstanding underwriter's unit purchase options. After giving effect to the prior issuances of Common Stock and the prior reservations of Common Stock, the Company has 3,252,500 shares of Common Stock remaining which are authorized but not yet reserved or issued.

    The Company has agreed to issue up to 3,340,000 shares in connection with the Merger and 150,000 in connection with the LoanCo transaction. The Company has also agreed to reserve 500,000 shares for issuance upon the exercise of Mr. Bennett's options as to make 1,000,000 shares available for new management employees pursuant to the 1997 plans.

     As a result, the number of authorized shares of Company Stock not otherwise issued and outstanding or reserved for issuance is less than the number of shares which the Company will require to meet its outstanding obligations if the Merger is consummated.

    Whether or not the Merger is approved by the stockholders of the Company at the Meeting, the Company intends to acquire additional businesses and companies. In addition, Management believes that additional authorized shares should be available to the Company for the purpose of raising equity capital in the future, to permit the adoption of additional benefit plans and for other corporate purposes. In most cases, the Board will have discretion to determine the terms of any issuance of additional Company Stock.

    If this proposal is adopted, Article 4 of the Company's Certificate of Incorporation will be amended to read as follows:


    4. The total number of shares of capital stock which the Corporation is authorized to issue is 25,000,000 shares of which 20,000,000 shares shall be designated common stock, no par value ("Common Stock") and 5,000,000 shares shall be designated preferred stock ("Preferred Stock"). The Board of Directors of the Corporation is authorized to create and issue shares of Preferred Stock in series or classes, with such number of shares, designations, par value, relative voting, dividend, liquidation and other rights, preferences and limitations as shall be determined by action by the Board of Directors pursuant to the provisions of the New Jersey Business Corporation Act. The authority granted to the Board of Directors hereunder with respect to each class or series shall include, but not be limited to, the ability to determine the following:

          (i) The extent of cumulative, non-cumulative or partially cumulative dividends;

          (ii) The rights of holders to receive dividends payable on a parity with subordinate to or in preference to dividends payable on any other class or series;

          (iii) The preferential rights of holders upon the distribution of the assets of or on liquidation of the Corporation;

          (iv) The terms and conditions of redemption privileges of holders, if any;

          (v)   The terms and conditions of voting rights of holders, if any;
                and

          (vi) Any other rights, preferences and limitations as may be determined from time to time by action of the Board of Directions of the Corporation pursuant to the New Jersey Business Corporation Act.


    The Board of Directors shall also have such authority to change from time to time the designation or number of Preferred Stock or the relative rights, preferences and limitations of the shares of Preferred Stock as shall be permitted by the New Jersey Business Corporation Act.

    The Board of Directors of the Company recommends increasing the authorized shares of Common Stock to 20,000,000 shares, thereby increasing total number of common stock and preferred stock shares authorized to 25,000,000 shares.

Market for Company Stock and Related Security Holder Matters

    The Company's common stock (CCCI) and the Company's Common Stock Purchase Warrants (CCCIW) and the Company's Units, each comprised of one share of Common Stock and one Common Stock Purchase Warrant, (CCCIU) are traded in the Nasdaq Small Cap market. There were approximately 17 holders of record of the Company's common stock as of February 11, 1999. The following table sets forth the closing prices for each of the securities for each quarter following the quarter ended December 31, 1996. The figures set forth below were obtained from the National Association of Securities Dealers ("NASD") "Monthly Statistical Report".


                       Common Stock    Warrants        Units
Three months ended        (CCCI)       (CCCIW)        (CCCIU)
------------------        ------       --------       -------

                       High     Low    High  Low    High     Low
                      ------  -------  ----  ----  ------  -------
December 31, 1998     2-1/4   1-27/32   1/8  1/32  2-9/32  1-15/16
September 30, 1998    2-1/1   1-11/16   1/8  1/32  2-1/4   2-11/16
June 30, 1998         2-7/11  1-13/16   1/8  1/32  2-7/16  2-1/32
March 31, 1998        2-1/4   1-7/16    1/16 1/32  2-1/16  1-5/16
December 31, 1997     2-1/16  1-5/32    3/32 1/32  2-1/8   1-1/4
September 30, 1997    1-5/8   1         1/32 1/32  1-1/4   1-1/16
June 30, 1997         1-7/16  1         5/32 1/32  1-1/2   1
March 31, 1997        2-3/8   1-3/16    1/4  1/16  2-1/4   7/8


     The prices shown reflect interdealer quotations without adjustment for retail mark-up, mark-down or commission and may not represent actual transactions. The Company has paid no cash or stock dividends since its inception. The Company's securities were delisted from trading on the Nasdaq National Market System and commenced trading on the Nasdaq Small Cap Market effective October 1998. Management believes the delisting resulted primarily from the sale of the Company's health care assets and the resulting decrease in Company operations.

     PROPOSAL 3.    INCREASE IN SHARES SUBJECT TO 1997 PLAN

    At the time the Company's 1997 Equity Incentive Plan ("1997 Plan") was adopted, 1,250,000 shares of Company Stock were reserved for issuance under the
1997 Plan.   Pursuant to the Merger Agreement, the Company agreed to reserve
500,000 shares of Company Stock for issuance upon the exercise of options to be granted to Harry S. Bennett under the terms of the 1997 Plan and agreed to make not less than 1,000,000 shares available for issuance upon the exercise of options or otherwise, under the terms of the 1997 Plan. As a result, the number of shares of Company Stock reserved for issuance pursuant to the 1997 Plan is less than the number of shares which the Company will require to meet its outstanding obligations if the Merger is consummated.

     Pursuant to the terms of the 1997 Plan, it is to be administered by a committee designated by the Board of Directors (the "Committee") or by the full Board.

     The purposes of the 1997 Plan are to assist in attracting, retaining, and motivating persons who can make a significant contribution to the Company and to promote the identification of their interests with those of the shareholders of the Company. The 1997 Plan is open to all management and non-management employees of the Company, as well as certain consultants and independent contractors. The Company and its subsidiaries employed approximately 62 full time employees, including officers, as of February 16, 1999. In addition, Alvin
S. Trenk, the Company's Chairman and Chief Executive Officer serves as a consultant to the Company. If the Merger is consummated, Harry S. Bennett will become eligible to participate in the 1997 Plan (and will be entitled to receive options to acquire up to 500,000 shares of Company Stock at $1.875 per share), as will other existing and future employees and certain consultants to the Company's subsidiaries. Management believes that the number of shares of Company Stock reserved for issuance pursuant to the 1997 Plan should be increased to enable to Company to fulfill the goals of the 1997 Plan regardless of whether the Merger is approved. Management believes that the increase is appropriate if the Merger is not consummated primarily to permit the Company to attract and retain qualified personnel in the Company's current and future businesses.

     Pursuant to the terms of the 1997 Plan, the Company may grant awards in the form of Options (both incentive stock options, as defined under Section 422 of the Code ("ISO") and nonstatutory stock options ("NSO"), Stock Appreciation Rights ("SARs")), an award of shares for no cash consideration subject to certain restricts (a "Restricted Stock Award") or the award of shares to be delivered in the future ("Deferred Stock Award") to employees of the Company and others which or who may be in a position to make a significant contribution to the Company. ISOs, however, may only be issued to employees of the Company.

     Incentive stock options granted under the 1997 Plan will be exercisable during the period commencing on the date of grant of the option and terminating up to ten (10) years from the date of grant (five (5) years in the case of an ISO granted to a holder of 10% of the Company's issued and outstanding shares) at an exercise price which is not less than one hundred (100%) percent of the fair market value of the Common Stock on the date of the grant (110% in the case of an ISO granted to a holder of 10% of the Company's issued and outstanding shares). NSOs will be exercisable during the period commencing on the date of the grant of the option and terminating up to ten (10) years from the date of grant at an exercise price which is not less than fifty (50%) percent of the fair market value of the Common Stock on the date of grant.

     SARs granted under the 1997 Plan are exercisable during the period established by the Committee (except in the event of death or disability of the holder), or in the case of a SAR related to an option, the expiration of the related option. In addition, a SAR may be exercised only when the fair market value of a share exceeds either the fair market value per share on the date of grant of the SAR or the base price of the SAR (which is determined by the Committee) if it is not a SAR related to an option. A SAR related to an option may be exercised only when and to the extent the option is able to be exercised.

     Upon the exercise of an Option, payment must be made in full (in the form of cash or shares) together with payment for any withholding taxes then required to be paid. The receipt of incentive shares is subject to full payment by the recipient of any withholding taxes required to be paid.

     Incentive shares, either in the form of Restricted Stock or Deferred Stock, may be issued as provided in the agreement with the recipient, based upon such standards as may be established by the Committee, including but not limited to the achievement of the performance standards set forth in the agreement.

     The Committee has the authority to interpret the provisions of the 1997 Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all determinations deemed necessary or advisable for its administration, including the individuals to whom grants are made and the type, vesting, timing, amount, exercise price and other terms of such grants.

     The Board of Directors may amend or terminate the 1997 Plan except that shareholder approval is required to effect any change which would require shareholder approval pursuant to Section 16 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), such as to increase materially the aggregate number of shares that may be issued under the Incentive Plan (unless the change is merely an adjustment to reflect such changes as a stock dividend, stock split, recapitalization, merger or consolidation of the Company), to modify materially the requirements as to eligibility to receive options, SARs or incentive shares or to increase materially the benefits accruing to participants. No action taken by the Board may materially and adversely affect any outstanding grant or award without the consent of the holder.

     The Committee may also modify, extend or renew outstanding options, SARs or accept the surrender of outstanding options or rights granted under the 1997 Plan and authorize the granting of new options and SARs pursuant to the 1997 Plan in substitution therefor, including specifying a longer term than the surrendered options or rights. Further, the Committee may modify the terms of any outstanding agreement providing for the award of incentive shares. In no event, however, may modifications adversely affect the grantee of the grant of incentive stock without the grantee's consent.

     Termination. The Plan will terminate April 28, 2007, ten years after the date of its initial approval by the shareholders of the Company.

          The Board of Directors recommends approval of the increase from 1,250,000 to 2,500,000 shares of Company Stock reserved for issuance under the 1997 Plan.

     PROPOSAL 4.     ELECTION OF DIRECTORS


     The Company's Certificate of Incorporation requires that the Board of Directors be divided into three classes. The members of each class of directors serve for staggered three-year terms, including two Class I directors (Martin G. Jacobs, M.D. and Stanley B. Amsterdam), one Class II director (Steven L. Trenk) and two Class III directors (Alvin S. Trenk and Jeffrey B. Mendell). The current Class I directors are serving a three year term expiring in 2001, the Class II director is serving a three year term expiring as of the date of the Meeting and the current Class III directors are serving three year terms expiring in 2000. Each of the current directors holds office until the expiration of his respective term and until his respective successor is elected and qualified, or until death, resignation or removal.

     Pursuant to the terms of the Merger Agreement, the Company has agreed to nominate up to three nominees for director designated by TelaLink. In the event the Merger is consummated, Mr. Amsterdam is expected to resign as a Class I director following the date on which TelaLink designates a replacement who is "independent" under applicable regulatory and Nasdaq requirements. TelaLink has advised the Company that it expects to nominate Harry S. Bennett as its nominee for Class I director. TelaLink has not advised the Company of the names of its other nominees, if any. If the Merger is consummated, the Board is expected to elect the TelaLink designees. If elected by the shareholders of the Company, Steven L. Trenk will serve for a three year term expiring in 2002 or until his successor is elected and qualified, or until death, resignation or removal. Officers serve at the discretion of the Board of Directors.

     The affirmative vote of the holders of a plurality of the shares of Common Stock voted in person or by proxy at the Meeting is required for the election of each director. Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of Steven L. Trenk. If Mr. Trenk becomes unable to serve or for good cause will not serve, an event that is not anticipated by the Company, (i) the shares represented by the proxies will be voted for a substitute nominee or substitute nominees designated by the Board of Directors or (ii) the Board of Directors may determine to reduce the size of the Board of Directors. At this time, the Board of Directors knows of no reason why Mr. Trenk may not be able to serve as directors if elected.

The Board of Directors recommends that Steven L. Trenk be elected as a director.

     The name and age of each of the nominees and each of the incumbent directors whose term will continue following the Meeting, the executive officers and significant employees of the Company, their respective positions with the Company and, to the extent applicable, the period during which each such individual has served as a director are set forth below. Additional biographical information concerning each of the nominees, the incumbent directors, executive officers and significant employees of the Company follows the table.

                                                Position with
Name                                  Age       the Company                                     Director Since
----                                  ---       -------------                                   --------------
Class I Directors

Martin G. Jacobs, M.D.                 69       Director, Corporate Medical Director                  1993

Stanley B. Amsterdam                   69       Director                                              1998

Class II Directors

Steven L. Trenk                        45       Director, President and Chief Operating               1993
                                                Officer
Class III Directors

Alvin S. Trenk                         69       Director, Chairman, Chief Executive                   1993
                                                Officer


Jeffrey B. Mendell                     45       Director                                              1994

Executive Officers

Jeff Ellentuck                         45       Executive VP and General Counsel,                        -
                                                Asst. Secretary


Mark Raab                              34       Chief Financial Officer,
                                                Treasurer                                                -

Proposed TelaLink Designees

Harry S. Bennett                       54       -                                                        -
Robert J. Ranalli                      60       -                                                        -
Frank DeLape                           45       -                                                        -

Certain Biographical Information Concerning Incumbent Directors and Executive Officers and

Proposed TelaLink Designees

    Alvin S. Trenk, a founder of Techtron and of the Company, has served as Chairman of the Board of Directors of Techtron since prior to 1989. Mr. A. Trenk has served as the Chairman, Chief Executive Officer and a director of each of the Company's current subsidiaries since the formation of each subsidiary and as Chairman, Chief Executive Officer and a Director of Continental Dialysis Center of the Bronx, Inc., an affiliate and former consulting customer of the Company ("CDBI"), since its formation. Since December 1993 he has served as Chairman and Chief Executive Officer of Alpha Administration Corp., an affiliate and former consulting customer of the Company ("Alpha"). Mr. A. Trenk is also Chairman of the Board of Directors of Upper Manhattan Dialysis Center, Inc., a former consulting customer of the Company ("UMDC"). See "Certain Transactions." Mr. A. Trenk also serves as Chairman, Chief Executive Officer and a director of Trenk Enterprises, Inc. ("TEI"), which is wholly-owned by Mr. A. Trenk and pursuant to which Mr. A. Trenk provides services to the Company. See "Compensation Arrangements - Employment Agreements." In addition, Mr. A. Trenk is an officer and director of various corporations engaged in the ownership and development of real property and the operation of helicopter landing facilities, helicopter charter, air taxi, sightseeing and tour operations, as well as other activities.

    Steven L. Trenk, a founder of the Company, served as Vice President for Business Development of Techtron from 1987 through October 1991. Since October 1991, Mr. S. Trenk has served as the President of each of the Company's subsidiaries, other than Renal Management, Inc., and, since December 1993, has served as the President of Alpha. Mr. S. Trenk has served as the Vice Chairman of RMI since its inception. Mr. S. Trenk is the Treasurer of UMDC. Mr. S. Trenk also serves as the Vice President of Orange Y Associates, Inc., a real estate development company.

    Martin G. Jacobs, M.D., a founder of the Company, is a physician engaged in the treatment of renal disease and hypertension. Dr. Jacobs has served as President of Nephrological Associates, P.A., which he founded in 1964. Dr. Jacobs has served as the Corporate Medical Director for Techtron since its formation and for the Company since its formation.

    Mark Raab joined the Company in 1995, was appointed as Controller in 1997 and was appointed Chief Financial Officer and Treasurer of the Company in 1998. From 1987 until joining the Company, Mr. Raab worked in the banking industry in various positions, the last being Accounting Manager, the position he held with First Fidelity Bank, N.A. Mr. Raab holds a bachelor's degree in business administration.

    Jeff Ellentuck joined the Company as Executive Vice President and General Counsel in October 1994. He resigned from the Company effective April 30, 1999.

    Jeffrey B. Mendell is an owner and Managing Director of G.S. Wilcox & Co., LLC, a commercial mortgage banking company based in White Plains, New York, a position he has held since September, 1996. In addition, Mr. Mendell is the Chairman and Chief Executive Officer of JBM Realty Capital Corp. through which he acts as principal in the acquisition and development of commercial real estate. He was the president of National Realty & Development Corp., a privately held corporation which owns and manages commercial real estate, from May 1992 to August, 1996. Mr. Mendell also participates in various other business ventures.

    Mr. Amsterdam is the Product Manager for the elastic fabrics division of Guilford Mills, Inc., a position he has held for approximately 20 years.

     Harry S. Bennett joined TelaLink as its Chairman and Chief Executive Officer in December, 1998. Prior to joining TelaLink, Mr. Bennett was employed by AT&T for over 25 years and held the position of Executive Vice President of AT&T's Local Services Division at the time of his departure just prior to joining TelaLink.

    Robert J. Ranalli was the President of AT&T Consumer Services division, the consumer long distance business, Chairman of the Board of AT&T Universal Card division and Chairman of the Board of AT&T Transtech Services at the time of his retirement from AT&T in 1994. Mr. Ranalli is currently a director of each of CMGI, Ariel Corp., Sterling Networks, Inc. and DirectAg.com, Inc. The securities of CMGI, an Internet operating company, and Ariel Corp., a manufacturer of remote access equipment for internet service providers and businesses, are publicly traded. Sterling Networks, Inc., a professional services data network design and consulting company, and DirectAg.com, Inc., an internet based dealer of agricultural seed products to businesses, are privately held.

    Frank DeLape has served as the Chief Executive Officer of Benchmark Equity Group, Inc. ("Benchmark") since its formation in 1994. Benchmark is a privately held venture capital firm which, with its affiliates, is primarily engaged in providing financing and financial advice to companies, including a number of public companies in a variety of industries. These industries include the telecommunications, Internet services, retailing, business services and computer technology industries. Mr. DeLape has also served as the President, Secretary, Treasurer and a Director of Oak Tree Capital, Inc., a privately held financial consulting firm since its formation in 1996. Mr. DeLape served as a director of THINK New Ideas, Inc., a publicly traded company engaged in advertising, marketing, Internet and intranet services and data management, from January 1996 through February 1998.

    Alvin S. Trenk is the father of Steven L. Trenk and the brother-in-law of Martin G. Jacobs, M.D. Martin G. Jacobs, M.D. is the uncle of Steven L. Trenk.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

    Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq. The Company is not aware that any director, officer or

10% beneficial owner of the Company's Common Stock failed to file reports during the year ended December 31, 1998.

Meetings of the Board and Committees

    During fiscal year 1998, the Board of Directors held meetings and acted by unanimous written consent on 11 occasions during 1998. Each of the directors attended all meetings of the Board of Directors and meetings held by all committees of the Board of Directors of which each respective director was a member during the time he was serving as such during 1998.

    The Company has a standing Compensation Committee and Audit Committee. Each of the committees are comprised of Mr. Amsterdam and Mr. Mendell. The Compensation Committee provides recommendations concerning salaries and incentive compensation for executive officers and key personnel, and administers the Company's Equity Incentive Plans. All actions which would otherwise be taken by the Compensation Committee were taken by the full Board of Directors during the fiscal year ended December 31, 1998. The Audit Committee is responsible for recommending to the Board of Directors the appointment of the Company's outside auditors, examining the results of audits and reviewing internal accounting controls. The Audit Committee held 1 meeting during the fiscal year ended December 31, 1998. The Board of Directors has no nominating committee or any committee performing the functions of such a committee.

                             EXECUTIVE COMPENSATION

    The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for each of the fiscal years ended December 31, 1998, 1997 and 1996 of those persons who were, at December 31, 1998, (i) the chief executive officer and (ii) the other three most highly compensated executive officers of the Company for the fiscal year ended December 31, 1998 (the "named executive officers"):

                           Summary Compensation Table

                                            Annual Compensation
                                     ---------------------------------
                                                                                 Common Stock
                                                                                  Underlying
Name and Principal Position          Fiscal Year     Salary      Bonus              Options
---------------------------          ------------  ----------  ---------            -------

Alvin S. Trenk (1)
  Chairman and                           1998        $300,000         $0            150,000
  Chief Executive Officer                1997         300,000          0            150,000
                                         1996         241,800          0                  0
Steven L. Trenk
  President and Chief                    1998         189,615          0            150,000
  Operating Officer                      1997         120,000          0            175,000      (2)
                                         1996         120,000          0             25,000
Martin G. Jacobs
  Corporate Medical Director             1998         115,269          0            150,000
                                         1997          88,923     25,000            175,000      (2)
                                         1996          60,000          0             25,000
Jeff Ellentuck
  Executive Vice President
   And General Counsel                   1998         135,000          0                  0
                                         1997         130,000     25,000            100,000      (2)
                                         1996         117,385          0             25,000


----------

(1) Paid to Trenk Enterprises, Inc, a corporation wholly-owned by Alvin S. Trenk which provides consulting services to the Company. See "Compensation Arrangements - Employment Agreements."

(2) Includes all options issued during fiscal years 1995 and 1996, each of which were repriced to $1.875 per share in February 1997.

     See "Certain Transactions" for additional information with respect to benefits received by certain members of management of the Company.

Security Ownership of Management and Certain Beneficial Owners

     The following table sets forth certain information, as of April 13, 1999 regarding the beneficial ownership of the Company's Common Stock by each director and named executive officer (see "Compensation of Directors and Executive Officers") of the Company and by all directors and executive officers as a group and each person known to be the beneficial owner of more than five percent of the outstanding shares of the Common Stock. The table also sets forth information, on a pro forma basis, regarding the beneficial ownership of the Company by each listed individual and by all directors and officers as a group to illustrate the estimated effects of the Merger and the LoanCo transaction as if those transactions were effective as of April 13, 1999. The table assumes that all conditions to release of all escrows have been met. The Company has been advised that each shareholder listed below has sole voting and dispositive power with respect to such shares unless otherwise noted in the footnotes below.

                                                                    Percent of
Name and Address                 Amount and Nature of               Outstanding
of Beneficial Owner              Beneficial Ownership               Common Stock
-------------------              --------------------           --------------------

                                 Company                      Minimum        Maximum
                              Common Stock   Current          Pro Forma(2)   Pro Forma (2)
                              ------------   -------          -----------    ------------
Techtron, Inc. (1)               1,527,500     46.70%         30.81%           22.60%
Alvin S. Trenk(1)                  303,000(3)  51.31%(4)      34.82%           25.95%
Steven L. Trenk(1)                 326,000(5)  51.59%(1)      35.08%           26.17%
Martin G. Jacobs, M.D. (1)         325,000(6)  51.57%(1)      35.07%           26.16%
Jeff Ellentuck(1)                  100,000(7)   2.97%          1.98%            1.46%
Stanley B. Amsterdam(1)             65,000(8)   1.98%          1.29%               *
Jeffrey B. Mendell(1)              140,000(9)   4.11%          2.75%            2.03%
All Directors and Officers
   as a Group (7 persons)        2,799,250     62.48%         44.96%           34.88%

------------------
*  Less than one percent

(1) The address of each named person and entity is 35 Airport Road, Morristown, New Jersey 07960.

(2) The pro forma minimum column assumes an aggregate issuance of 1,690,000 and the pro forma maximum column assumes an aggregate issuance of 3,490,000 shares of Company Stock in the Merger and the LoanCo stock purchase transaction.

(3) Includes 300,000 shares underlying currently exercisable options issued to Mr. A. Trenk under the Company's 1997 Equity Incentive Plan (the "1997 Plan").

(4) Includes 1,527,500 shares held by Techtron. Alvin S. Trenk, Steven L. Trenk and Martin G. Jacobs, M.D. are each officers, directors and principal shareholders of Techtron and directly own an aggregate of approximately 80.69% of the outstanding stock of Techtron. These individuals may also be considered to beneficially own, and to have shared investment and voting power with respect to, all shares of Common Stock owned by Techtron. Alvin
    S. Trenk, Steven L. Trenk and Martin G. Jacobs, M.D. are treated as a group herein for purposes of determining beneficial ownership.

(5) Includes 1,000 shares held in the name of Mr. S. Trenk's children. Includes 25,000 and 300,000 shares of Company Stock underlying currently exercisable options issued to Mr. S. Trenk under the Company's 1994 Long Term Incentive Award Plan (the "1994 Plan") and the 1997 Plan, respectively.

(6) Includes 25,000 and 300,000 shares of Company Stock underlying currently exercisable options issued to Dr. Jacobs under the 1994 Plan and the 1997 Plan, respectively.

(7) Includes 50,000 and 50,000 shares of Company Stock underlying currently exercisable options issued to Mr. Ellentuck under the 1994 Plan and the 1997 Plan, respectively.

(8) Includes 10,000 shares of Company Stock underlying currently exercisable options issued to Mr. Amsterdam under the Director's Stock Option Plan.

(9) Includes 50,000 and 90,000 shares of Company Stock underlying currently exercisable options issued to Mr. Mendell under the Director's Stock Option Plan and the 1997 Plan, respectively.

     The following table sets forth certain information, on a pro forma basis, regarding the beneficial ownership of the Company to illustrate the estimated effects of the Merger and the LoanCo transaction as if the transactions were effective as of April 13, 1999. The table assumes a minimum aggregate issuance of 1,690,000 shares and a maximum aggregate issuance of 3,490,000 shares of Company Stock in the Merger and the LoanCo acquisition transactions. The table does not give effect to options held by Management of the Company which are currently exercisable and which have exercise prices which are less than the closing price of Company Stock as of April 13, 1999. The Company has been advised that each shareholder listed below has sole voting and dispositive power with respect to such shares unless otherwise noted in the footnotes below.


                                                       Pro Forma
Name and Address                Pro Forma             Percentage of
of Beneficial Owner         Beneficial Ownership      Common Stock
-------------------         ---------------------     -------------

                           Minimum       Maximum
                           Company       Company

                         Common Stock  Common Stock  Minimum  Maximum
                         ------------  ------------  -------  -------
Benchmark Equity
 Group, Inc. (1)           591,156(2)  1,176,924(2)  11.92%    17.42%
Saud Naif Abdulaziz        200,000       433,766      4.03%     6.42%
  Al-Saud (3)

Edward Bridges (1)         180,198(2)    390,819      3.63%     5.78%
Harry S. Bennett (4)       171,617       372,209      3.46%     5.51%
Frank DeLape (1)           160,809(5)    261,104      3.24%     3.86%
Robert J. Ranalli (4)          -0-           -0-       *         *
All Former TelaLink &
  LoanCo Shareholders
   as a Group            1,690,000     3,490,000     34.09%  51.65%

__________________

*  Less than one percent


(1) The address of the named person or entity is 700 Gemini, Suite 100, Houston Texas 77058.

(2) Includes 75,000 shares held by Frank DeLape, 217,500 shares held by Christopher Efird, 72,625 shares held by Richard Young and 72,625 shares held by Dean Trezos. Mr. DeLape owns the outstanding voting stock of Benchmark, Mr. Efird is an officer of Benchmark and Mr. Young and Mr. Trezos are employees of Benchmark.

(3) The address of the named person is c/o Pound Capital Corporation, 277 Park Avenue, 47th Floor New York, NY 10172.

(4) The address of the named person is c/o TelaLink Network, Ltd. 30 Butternut Lane, Basking Ridge, New Jersey.

(5) Includes 85,809 minimum and 186,104 maximum shares of Company Stock held by Lighthouse Capital Insurance Company. Frank M. DeLape and his children are remote contingent beneficiaries of a variable universal life insurance contract issued by Lighthouse. Mr. DeLape disclaims beneficial ownership of such shares and does not have voting or dispositive power with respect to such shares.

Compensation Arrangements

Director Compensation

     The non-employee directors of the Company receive compensation of $1,000 per meeting of the Board of Directors attended and $500 for each meeting of a committee of the Board of Directors which they attend as a committee member. Directors are entitled to participate in the Company's Director's Stock Option Plan, described below. Further, certain directors received options to acquire Common Stock pursuant to the 1997 Plan.

Employment Agreements

     The Company entered into a consulting agreement (the "TEI Agreement") with Trenk Enterprises, Inc.("TEI") dated as of April 1, 1994. TEI is wholly-owned by Alvin S. Trenk. Under the terms of the TEI Agreement, Mr. A. Trenk serves as the Chairman of the Board and Chief Executive Officer of the Company, and as Chairman of the Board, Chief Executive Officer and director of the Company's
subsidiaries.   Mr. A. Trenk is required to perform up to 750 hours of service per year. The TEI Agreement provides for payments by the Company to TEI of $300,000 per year plus such cash bonuses as may be determined by the Board of Directors.

     The TEI Agreement has a five year term which automatically renews for an additional year on every anniversary date unless the agreement is otherwise terminated pursuant to its terms. The Company has agreed to permit the employees of TEI to participate in employee benefit plans established for senior management of the Company. The Company has also agreed to make automobile payments up to $1,500 per month, to pay for $1,000,000 of term life insurance, the beneficiary of which will be the Company, and to pay for disability insurance for Mr. A. Trenk.

     In May 1998, the Board amended Steven L. Trenk's employment agreement and increased Mr. Trenk's annual base salary from $150,000 to $250,000. In addition, Mr. S. Trenk is entitled to receive an annual bonus equal to 10% of the Company's pre-tax income in excess of the prior year's pre-tax income, up to a maximum of $100,000 per annum. The agreement has a five year term and renews for an additional one year term on every anniversary date, unless the agreement is otherwise terminated in accordance with its terms. The Company has also agreed to make automobile payments up to $1,500 per month, to pay for $1,000,000 term life insurance, the beneficiary of which will be the Company and to pay for disability insurance for Mr. S. Trenk. Under the terms of Mr. S. Trenk's amended employment agreement, Mr. S. Trenk is entitled to terminate his employment if there is a "change of control." If Mr. S. Trenk terminates his employment as a result of a "change of control" as defined in his employment agreement, he will be entitled to receive all amounts due to him from the Company to the date of termination plus two years' base salary, payable in cash in two lump sum payments. A "change of control" pursuant to the amended employment agreement includes among others: (i) the approval of a merger, as a result of which the shareholders of the Company immediately prior to such approval do not, immediately after the consummation of such transaction own more than 50% of the voting stock of the surviving entity; (ii) a third party acquisition of beneficial ownership of 50% or more of the outstanding common stock of the Company (other than from the Company), or (iii) upon certain changes in the composition of the Board. Mr. Trenk has waived any rights he may have to terminate his employment agreement as resulting from the transactions contemplated by the Merger Agreement and the acquisition of LoanCo.

     Martin G. Jacobs, M.D. entered into a medical director agreement dated as of April 1, 1994 (the "Medical Director Agreement"). The Agreement, as amended, provides for an annual base salary of $111,000 for serving as Corporate Medical Director and agreeing to devote not less than 500 hours per year to the Company's business. The Medical Director Agreement has an initial one year term and renews every anniversary thereafter, unless terminated by the Board of Directors in writing no later than ninety (90) days preceding the anniversary date. The Company has also agreed to make automobile payments up to $500 per month and to pay for disability insurance for Dr. Jacobs.

     Each of Alvin Trenk, Steven Trenk and Dr. Jacobs has agreed that during the term of his employment or medical director agreement, he will not, directly or indirectly, engage in business activities that are competitive with the Company's activities in any county of any state in the United States, or any country outside of the United States, in which, during his employment, the Company conducted any material business or in which its customers were located. In addition, each employee has agreed that he will not solicit or accept business from any customers of the Company or hire any employees of the Company and shall maintain the Company's proprietary information during the term of his agreement and for at least one year after the expiration of his or her agreement.

Compensation Plans

1994 Long-Term Incentive Award Plan

     The Continental Choice Care, Inc. 1994 Long-Term Incentive Award Plan (the "1994 Plan") covers 300,000 shares of Common Stock pursuant to which officers and key employees of the Company designated as senior executives are eligible to receive incentive and/or non-statutory stock options, awards of shares of Common Stock and stock appreciation rights ("Rights"). The 1994 Plan, which expires in 2004, is generally administered by the Compensation Committee designated by the Board of Directors. The Board of Directors in its entirety may also administer the 1994 Plan. The purposes of the 1994 Plan are to assist in attracting, retaining, and motivating senior executives and to promote the identification of their interests with those of the shareholders of the Company. Incentive stock options and Rights granted under the 1994 Plan are generally exercisable during the period commencing six months from the date of grant of the option and terminating ten years from the date of grant. The exercise prices for incentive stock options are not less than the fair market value of the Common Stock on the date of the grant. In addition, a Right may be exercised only when the fair market value of a share exceeds either the fair market value per share on the date of grant of the Right or the base price of the Right (which is determined by the Committee) if it is not a Right related to an option. A Right related to an option may be exercised only when and to the extent the option is able to be exercised. No participant in the 1994 Plan is entitled to receive grants of options, Rights and awards of incentive shares in the aggregate exceeding 25,000 shares per year.

1997 Equity Incentive Plan

     See "Proposal 3 - Increase in Shares Subject to 1997 Plan" for a description of the 1997 Plan.

401(k) Plan

     In January 1994, the Company adopted a salary deferral and savings plan (the "Savings Plan") which is qualified under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and includes a qualified cash or deferred arrangement under Section 401(k) of the Code. Subject to limits set forth in the Code, an employee who meets certain age and service requirements may participate in the Savings Plan by contributing through payroll deductions up to 15% of compensation into an account established for the participating employee and may allocate amounts in such account among a variety of investment vehicles. The Company makes matching contributions to an employee's account in an amount of up to and including 10% of the first 6% of the compensation contributed by each employee. The Savings Plan also provides for loans to, and withdrawals by, participating employees, subject to certain limitations.

Option Exercises and Fiscal Year-End Values

     The following table contains information with respect to the exercise of options by the named executive officers during the last fiscal year and with respect to unexercised options held by those officers as of the end of the fiscal year.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Value


                                                 Number of Unexercised          Value of Unexercised
                                                      Options at                In-the-Money Options
                     Number of                      Fiscal Year End              at Fiscal Year End
                       Shares                 ---------------------------     -------------------------
                    Acquired on      Value
      Name            Exercise     Realized   Exercisable    Unexercisable    Exercisable  Unexercisable
      ----            --------     --------   -----------    -------------    -----------  ------------
Alvin S. Trenk        0            $0         300,000            0              $159,525        $0
Steven L. Trenk       0             0         326,000            0               200,413         0
Martin G. Jacobs      0             0         325,000            0               202,569         0
Jeff Ellentuck        0             0         100,000            0                67,238         0

Option Grants during Last Fiscal Year

     Shown below is information with respect to the number of options to purchase Common Stock granted to the named executive officers during the Company's last fiscal year.

                      Option Grants during the Fiscal Year
                            Ended December 31, 1998


                                                % of Total
                           Number of         Options Granted
                       Shares Underlying     to Employees in         Exercise
Name                    Options Granted        Fiscal Year         Price ($/Sh)     Expiration Date
----                    ---------------        -----------      ------------------  ----------------
Alvin S. Trenk                     150,000                32.5%             1.4375  January 22, 2003

Steven L. Trenk                    150,000                32.5%             1.4375  January 22, 2003

Martin G. Jacobs                   150,000                32.5%             1.4375  January 22, 2003
----------------------------------------------------------------------------------------------------------------------

________________
Each of the options in the foregoing table was issued effective January 23, 1998 and became exercisable July 23, 1998.

Certain Relationships And Related Transactions

    The Company was a party to consulting and service agreements with, or assumed certain rights and obligations of Alpha Administration Corp. ("Alpha"), Upper Manhattan

Dialysis Center, Inc. ("UMDC"), the National Nephrology Foundation ("NNF") and Continental Dialysis of the Bronx, Inc. ("CDBI"). Alpha, CDBI and UMDC are referred to collectively as the "Consulting Customers." Under the terms of the various consulting and services agreements, the Company provided consulting, administrative and other services to or on behalf of each of such corporations.

     All of the outstanding common stock of each of Alpha and CDBI is held by, and 50% of the outstanding common stock of UMDC is held by, Alvin S. Trenk, the Chairman and Chief Executive Officer of the Company, Steven L. Trenk, President and Chief Operating Officer of the Company, and Martin G. Jacobs, M.D., Medical Director of the Company (collectively, "Certain Executive Officers").

     Effective October 8, 1997 (the "IHS Closing Date"), each of Alpha and CDBI sold substantially all of their respective assets to IHS of New York, Inc., retaining certain liabilities and certain assets. In addition, UMDC sold substantially all of its assets to Renal Research Institute, L.L.C. ("RRI") in a two stage closing. The first closing occurred in January 1998. The second closing is contingent upon approval from the New York State Department of Health. The Company and IHS of New York, Inc. are parties to a Consulting Agreement pursuant to which the Company has agreed to provide the consulting services of certain Executive Officers for three years in exchange for aggregate payments to the Company of $1,000,000. Except as described herein there are no material relationships between the Company or TelaLink and/ either of RRI or IHS of New York, Inc.

     As of the IHS Closing Date, approximately $1,298,930 was due to the Company from Alpha for loans, advances and accrued consulting fees. The Certain Executive Officers personally guaranteed certain loans and advances due from Alpha, aggregating $565,000 as of the IHS Closing Date. Further, approximately $1,749,564 was due to the Company from CDBI for loans, advances and consulting fees. The promissory notes relating to loans and advances to both Alpha and CDBI had a fixed annual rate of 8%. As of March 31, 1999, interest on these notes had not been recorded by the Company due to realization uncertainties. Interest payments are not expected due to insufficient borrower cash flow to pay these amounts.

     The proceeds of the IHS transaction were applied, in part, to the repayment of amounts due the Company. Following the IHS Closing Date, all amounts due from Alpha and CDBI, other than $200,000 of consulting fees, were paid in full. The unpaid consulting fees were not recognized by the Company since there was insufficient cash from the IHS Closing to pay these amounts and CDBI does not expect to earn sufficient revenues to make payments.

     The Company and Certain Executive Officers jointly and severally guaranteed the repayment of loans made by a bank lender to UMDC and to Drs. Lorch and Cortell, the remaining shareholders of UMDC, aggregating approximately $623,000 as of the first RRI closing. The Company loaned UMDC additional amounts aggregating approximately $3,452,000 and UMDC had accrued consulting and service fees and certain accounting fees aggregating approximately $1,907,000 as of the first RRI Closing. Loans to UMDC accrued interest at a floating rate equal to the applicable prime rate less 1%. In addition, the Company was a guarantor of UMDC's real property lease. In connection with the first RRI closing, the bank loan was repaid and the Company and the Certain Executive Officers were released from their various guarantees related to UMDC. As of March 31, 1999 $1,764,000 of consulting, service and other fees remained outstanding from UMDC and $127,000 of principal and interest remained outstanding from Drs. Lorch and Cortell.

     Although the Company expects to receive payment of these amounts at the RRI Second Closing, there can be no assurance given that the RRI Second Closing will occur as the transaction is contingent on the NY Approval. No assurance can be given that the NY Approval will be granted. However, pending the completion of the second RRI closing with UMDC, if any, UMDC and RRI have entered into a consulting and service agreement pursuant to which RRI will perform certain services for UMDC. Under the terms of the RRI agreements, UMDC is entitled to a set rate of income from available UMDC cash prior to any payments being made to RRI and UMDC's entitlement accrues if not paid. Further, the amount of the entitlement increases in the event NY Approval is not received in a timely manner.

     While the agreements with Alpha and CDBI were not negotiated in arms-length transactions, the Company believes the terms of its agreements with the Consulting Customers are the same or better than those which the Company could have obtained in arms-length transactions.

     Martin G. Jacobs, M.D., the Corporate Medical Director and a director of the Company is also in private practice with Nephrological Associates, P.A. which provided services to the Company as a Medical Director and which, prior to the sale of the Company's dialysis treatment assets, generated, together with Dr. Jacobs individually, approximately 10% of the Company's clients.

     From January 1, 1998 through March 31, 1999, the Company advanced an aggregate of approximately $157,850 to Techtron, Inc. Certain Executive Officers hold a majority of the outstanding common stock of Techtron, Inc., the Company's principal shareholder. The advances were made pursuant to promissory notes which bear interest at the rate of 8% per annum and are payable on demand. Repayment of the promissory notes has been personally guaranteed by Certain Executive Officers. Payments on the notes are not anticipated in 1999 due to the fact that Techtron does not expect to earn sufficient revenues to make payments.

     United Dry Cleaning, L.L.C., the Company's Arizona based dry cleaning subsidiary, retains the services of Jeffrey Trenk as a consultant to provide day to day management of United's dry cleaning operations. Mr. Trenk received consulting and finder's fees of $65,150 from United during the 1998 fiscal year. In addition, Mr. Trenk has the right under certain circumstances to acquire up to 10% of the outstanding equity interests in United. Jeffrey

Trenk is the son of Alvin S. Trenk, brother of Steven L. Trenk and nephew of Martin G. Jacobs.


    PROPOSAL 5.    RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Company, subject to shareholder ratification, has selected Arthur Andersen LLP, to serve as its independent public accountants for the fiscal year ending December 31, 1999. If the shareholders do not ratify the appointment of Arthur Andersen LLP, the Company may reconsider its selection.

     The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, in person or by proxy, and entitled to vote at the Meeting is required for the ratification and approval of the appointment of auditors.

     The Board of Directors recommends ratification and approval of the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ended December 31, 1999.

Other Matters

    The Board of Directors does not intend to bring any matters before the Meeting other than as stated in this Proxy Statement, and is not aware that any other matters will be presented for action at the Meeting. If any other matters come before the Meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy. Whether or not you plan to attend the Meeting in person, please complete, sign, date and return the enclosed proxy card promptly.

Attendance by Accountants

     A representative of Arthur Andersen LLP is expected to be present at the Meeting to respond to appropriate questions and will be given the opportunity to make a statement if he desires to do so.

Information Incorporation by Reference

     The information contained under the headings "Item 1-- Business," "Item 2-- Properties," "Item 3-- Legal Proceedings," and "Item 6-- Management's Discussion and Analysis" and the Company's certified financial statements for the fiscal year ended December 31, 1998, each of which is contained in the Company's Annual Report for the Fiscal Year Ended December 31, 1998 which accompanies this Proxy Statement ("Annual Report") are incorporated into this Proxy Statement. No other part of the Annual Report is incorporated herein.
The Related Agreements were filed as exhibits to the Company's Report on Form 8-K filed with the SEC on February 19, 1999, copies of which are available from the Company on request.

                                    By Order of the Board of Directors



                                    Steven L. Trenk
                                    President

Dated: April 29, 1999

                         CONTINENTAL CHOICE CARE, INC.

     The undersigned hereby appoints Steven L. Trenk and Alvin S. Trenk or either of them, with full power of substitution, as proxies for the undersigned, to vote the number of shares of common stock of the Company that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, at the annual meeting of shareholders of Continental Choice Care, Inc. (the "Company"), to be held at Hamilton Park Conference, 175 Park Avenue, Florham Park, New Jersey 07932, on May 17, 1999, at 4:00 p.m.,
New York City time, or any adjourmnent thereof, as follows:

1. Approve the Agreement and Plan of Merger dated as of February 5, 1999, the consummation of the transactions contemplated thereby and related matters, and the amendment of the Company's Certificate of Incorporation to change the Company's name from "Continental Choice Care, Inc." to "Quorem Holding
   Corp."

        -For      or        -Against        or        -Abstain

2. Approve the amendment of the Company's Certificate of Incorporation to increase the authorized number of shares of the Company's common stock from 10,000,000 to 20,000,000 shares.

        -For      or        -Against        or        -Abstain


3. Approve the increase in the number of shares of the Company's Common Stock reserved for issuance under the Company's 1997 Equity Incentive Plan from 1,250,000 to 2,500,000.

        -For      or        -Against        or        -Abstain


4. For election of Steven L. Trenk as Class II director.

        -For or -Withhold Authority

5. Approval of the appointment for Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1999.

        -For      or        -Against        or        -Abstain


6. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

     The Proxies will vote as specified herein or, if a choice is not specified, they will vote for the proposals set forth in Items 1, 2, 3 and 5 and for the nominee listed in Item 4.

This Proxy is solicited by the Board of Directors of the Company.

                                Receipt of the Notice Annual Meeting of
                                Shareholders, Proxy Statement dated April 28, 1998 and Annual Report to Shareholders is hereby acknowledged:

                                Date:                                , 1999
                                     --------------------------------

                                -------------------------------------------

                                -------------------------------------------

                                -------------------------------------------
                                (Signatures)

                                (Please sign exactly as your names appear hereon, indicating, where proper, official position or representative capacity.)